UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Exchange Act of 1934 (Amendment No.    )
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AGCO CORPORATION
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	9:00 a.m., Eastern Time, on Thursday, April 28, 2016

Place:	AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096

Items of Business:
1.    To elect ten directors to the Board of Directors for terms expiring at the Annual Meeting in 2016;

2.    To consider a proposal to approve the material terms of the performance goals for qualified performance-based compensation under the AGCO Corporation Long-Term Incentive Plan pursuant to Section 162(m) of the Internal Revenue Code;

3.    To consider a non-binding advisory resolution to approve the compensation of the Company’s named executive officers;

4.    To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2016; and

5.    To transact any other business that may properly be brought before the meeting.

Record Date:
Only stockholders of record as of the close of business on March 18, 2016 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. Attendance at the Annual Meeting is limited to stockholders of record at the close of business on March 18, 2016, and to any invitees of the Company.

Inspection of List of Stockholders of Record:
A list of stockholders as of the close of business on March 18, 2016 will be available for examination by any stockholder at the Annual Meeting itself as well as for a period of ten days prior to the Annual Meeting at our offices at the above address during normal business hours.

We urge you to mark and execute your proxy card and return it promptly in the enclosed envelope. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

ROGER N. BATKIN
Corporate Secretary
Atlanta, Georgia
March 28, 2016

SUMMARY
This summary highlights information contained elsewhere in this proxy statement. Since this summary does not contain all of that information, you are encouraged to read the entire proxy statement before voting.

Annual Meeting of Stockholders

• Time and Date:	9:00 a.m., Eastern Time, on Thursday, April 28, 2016

• Place:	AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096

• Record Date:	March 18, 2016

• Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting Recommendations

Proposal	Board Vote Recommendation
Election of Directors	FOR EACH NOMINEE
Performance goals under the Long-Term Incentive Plan	FOR
Advisory vote on executive compensation	FOR
Ratification of the selection of KPMG LLP	FOR

Director Nominees
The following table provides summary information about each nominee. Directors are elected annually. AGCO has majority voting in uncontested elections of directors, such as this election. In the event that a nominee does not receive the affirmative vote of a majority of the votes cast in person or by proxy, he or she is required to tender his or her resignation.

Name	Age	Director Since	Brief Biography	Independent	Committee Membership
					EC	AC	CC	FC	GC	SP
Roy V. Armes	63	2013	Chairman, President and CEO, Cooper Tire and Rubber Company	X			X			X
Michael C. Arnold	59	2013	Former President and CEO, Ryerson Inc.	X		X			X
P. George Benson	69	2004	Professor of Decision Sciences and Former President, College of Charleston	X	X	X			C
Wolfgang Deml	70	1999	Former President and CEO, BayWa Corporation (Germany)	X	X				X	C
Luiz F. Furlan	69	2010	Board member, BRF S. A. (Brazil)	X			X			X
George E. Minnich	66	2008	Former Senior VP and CFO, ITT Corporation	X	X	C	X	X
Martin H. Richenhagen	63	2004	Chairman, President and CEO, AGCO		C					X
Gerald L. Shaheen	71	2005	Lead Director of AGCO, Former Group President, Caterpillar Inc.	X	X		C	X		X
Mallika Srinivasan	56	2011	Chairman and CEO, Tractors and Farm Equipment Limited (India)							X
Hendrikus Visser	71	2000	Former Chairman, Royal Huisman Shipyards N.V. (Netherlands)	X	X	X		C	X
EC Executive Committee			FC Finance Committee
AC Audit Committee			GC Governance Committee
CC Compensation Committee			SP Succession Planning Committee
			C Chair

Performance Goals Under the Long-Term Incentive Plan

We are asking stockholders to approve the material terms of the performance goals for qualified performance-based compensation under the AGCO Corporation Long-Term Incentive Plan (the “IC Plan”) so that the Company can continue to deduct from its U.S. Federal corporate income taxes the full amount of the incentive awards paid under the IC Plan that otherwise qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Executive Compensation Advisory Vote
We are asking stockholders to approve on an advisory basis our named executive officer compensation.
The Company’s compensation philosophy and program design is intended to pay for performance, support the Company’s business strategy and align executives’ interests with those of stockholders and employees. A significant portion of the Company’s executive compensation opportunity is related to factors that directly and indirectly influence stockholder value, including stock performance, earnings per share, operating margin, free cash flow and return on invested capital. The Company believes that as an executive’s responsibilities increase, so should the portion of his or her total pay comprised of annual incentive cash bonuses and long-term incentive compensation, which supports and reinforces the Company’s pay for performance philosophy.
For more information on the Company’s executive compensation programs, please see “Proposal Number 3 — Non-Binding Advisory Resolution to Approve the Compensation of the Company’s NEOs” and “Compensation Discussion and Analysis” in this proxy statement.

Independent Registered Public Accounting Firm
As a matter of good corporate governance, we are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2016. The Company’s Audit Committee considers a number of factors when selecting a firm, including the qualifications, staffing considerations, and the independence and quality controls of the firms considered. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2016. KPMG LLP served as the Company’s independent registered public accounting firm for 2015 and is considered to be well-qualified.
Set forth below is summary information with respect to KPMG LLP’s fees for services provided in 2015 and 2014.

Type of Fees	2015	2014
	(in thousands)
Audit Fees	$6,328	$6,501
Audit-Related Fees	55	90
Tax Fees	8	9
Other Fees	633	1,133
Total	$7,024	$7,733

PAGE
INFORMATION REGARDING THE ANNUAL MEETING	1
PROPOSAL NUMBER 1 ELECTION OF DIRECTORS	3
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	5
PROPOSAL NUMBER 2 APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR QUALIFIED PERFORMANCE-BASED COMPENSATION UNDER THE AGCO CORPORATION LONG-TERM INCENTIVE PLAN PURSUANT TO SECTION 162(m) OF THE INTERNAL REVENUE CODE	11
PROPOSAL NUMBER 3 NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NEOS	14
PROPOSAL NUMBER 4 RATIFICATION OF COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016	16
OTHER BUSINESS	16
PRINCIPAL HOLDERS OF COMMON STOCK	17
EXECUTIVE COMPENSATION	19
COMPENSATION DISCUSSION AND ANALYSIS	21
SUMMARY OF 2015 COMPENSATION	33
2015 SUMMARY COMPENSATION TABLE	34
2015 GRANTS OF PLAN-BASED AWARDS	37
OUTSTANDING EQUITY AWARDS AT YEAR-END 2015	38
SSAR EXERCISES AND STOCK VESTED IN 2015	39
PENSION BENEFITS	40
2015 PENSION BENEFITS TABLE	42
OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS	43
COMPENSATION COMMITTEE REPORT	46
AUDIT COMMITTEE REPORT	46
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	47
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	48
ANNUAL REPORT TO STOCKHOLDERS	48
ANNUAL REPORT ON FORM 10-K	48
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	48
STOCKHOLDERS’ PROPOSALS	49

AGCO CORPORATION
PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
April 28, 2016
INFORMATION REGARDING THE ANNUAL MEETING
INFORMATION REGARDING PROXIES
This proxy solicitation is made by the Board of Directors (the “Board”) of AGCO Corporation (the “Company”), which has its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096. By signing and returning the enclosed proxy card, you authorize the persons named as proxies on the proxy card to represent you at the meeting and vote your shares.
If you attend the meeting, you may vote by ballot. If you are not present at the meeting, your shares can be voted only when represented by a proxy either pursuant to the enclosed proxy card or otherwise. You may indicate a vote on the enclosed proxy card in connection with any of the listed proposals, and your shares will be voted accordingly. If you indicate a preference to abstain from voting, no vote will be cast. You may revoke your proxy card before balloting begins by notifying the Corporate Secretary in writing at 4205 River Green Parkway, Duluth, Georgia 30096. In addition, you may revoke your proxy card before it is voted by signing and duly delivering a proxy card bearing a later date or by attending the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares (i) in favor of all of the ten director nominees described below; (ii) in favor of the proposal to approve the material terms of the performance goals for the qualified performance-based compensation under the AGCO Corporation Long-Term Incentive Plan; (iii) in favor of the non-binding advisory resolution to approve the compensation of the Company’s Named Executive Officers (“NEOs”); (iv) in favor of ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2016; and (v) in their best judgment with respect to any other business brought before the Annual Meeting.
The enclosed proxy card is solicited by the Board, and the cost of solicitation of proxy cards will be borne by the Company. The Company may retain an outside firm to aid in the solicitation of proxy cards, the cost of which the Company expects would not exceed $25,000. Proxy solicitation also may be made personally or by telephone by officers or employees of the Company, without added compensation. The Company will reimburse brokers, custodians and nominees for their customary expenses in forwarding proxy material to beneficial owners.
This proxy statement and the enclosed proxy card are first being sent to stockholders on or about March 28, 2016. The Company’s 2015 Annual Report to its stockholders and its 2015 Annual Report on Form 10-K are also enclosed and should be read in conjunction with the matters set forth herein.
INFORMATION REGARDING VOTING
Only stockholders of record as of the close of business on March 18, 2016, are entitled to notice of and to vote at the Annual Meeting. On March 18, 2016, the Company had outstanding 82,457,075 shares of common stock, each of which is entitled to one vote on each matter coming before the meeting. No cumulative voting rights exist, and dissenters’ rights for stockholders are not applicable to the matters being proposed. For directions to the offices of the Company where the Annual Meeting will be held, you may contact our corporate office at (770) 813-9200.

Quorum Requirement
A quorum of the Company’s stockholders is necessary to hold a valid meeting. The Company’s By-Laws provide that a quorum is present if a majority of the outstanding shares of common stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who will also determine whether a quorum is present for the transaction of business. Abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. A broker non-vote occurs on an item when a broker or other nominee is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary for the Election of Directors
Directors are elected by a majority of the votes cast in person or by proxy at the Annual Meeting. See “Proposal Number 1 — Election of Directors” in this proxy statement for a more detailed description of the majority voting procedures in our By-Laws.
Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the election of directors if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the election outcome.
Vote Necessary to Approve the Material Terms of the Performance Goals for Qualified Performance-based Compensation Under the AGCO Corporation Long-Term Incentive Plan pursuant to Section 162(m) of the Internal Revenue Code
Approval of the material terms of the performance goals for qualified performance-based compensation under the AGCO Corporation Long-Term Incentive Plan pursuant to Section 162(m) of the Internal Revenue Code of 1986 (the “IRC”) requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.
Under the NYSE rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the approval of the material terms of the performance goals for qualified performance-based compensation under the AGCO Corporation Long-Term Incentive Plan if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.
Vote Necessary to Adopt the Non-Binding Advisory Resolution to Approve the Compensation of the Company’s NEOs
Adoption of the non-binding advisory resolution to approve the compensation of the Company’s NEOs requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Because the stockholder vote on this proposal is advisory only, it will not be binding on the Company or the Board. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as the Compensation Committee deems appropriate.
Under the NYSE rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the non-binding advisory resolution to approve the compensation of the Company’s NEOs if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.

Vote Necessary to Ratify the Appointment of Independent Registered Public Accounting Firm
Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2016 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.
Under the NYSE rules, if your broker holds your shares in its name, your broker is permitted to vote your shares with respect to the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2016 even if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.

Other Matters
With respect to any other matter that may properly come before the Annual Meeting for stockholder consideration, a matter generally will be approved by the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting unless the question is one upon which a different vote is required by express provision of the laws of Delaware, federal law, the Company’s Certificate of Incorporation or the Company’s By-Laws or, to the extent permitted by the laws of Delaware, the Board has expressly provided that some other vote shall be required, in which case such express provisions shall govern.

Important Notice Regarding the Availability of Proxy Materials
As required by rules adopted by the United Stated Securities and Exchange Commission (“SEC”), the Company is making this proxy statement and its annual report available to stockholders electronically via the Internet. The proxy statement and annual report to stockholders are available at www.agcocorp.com. The proxy statement is available under the heading “SEC Filings” in our website’s “Investors” section located under “Company,” and the annual report to stockholders is available under the heading “Annual Reports” in our “Investors” section.

PROPOSAL NUMBER 1
ELECTION OF DIRECTORS
The Company’s By-Laws provide for a majority voting standard for the election of directors in uncontested elections. If an incumbent director does not receive the requisite majority vote, he or she would continue as a “carry over” director, but is required to tender his or her resignation. In that event, the Governance Committee will determine whether to accept the director’s resignation and will submit its recommendation to the Board. In deciding whether to accept a director’s resignation, the Board and our Governance Committee may consider any factors that they deem relevant. Our By-Laws also provide that the director whose resignation is under consideration will abstain from the deliberation process with respect to his or her resignation.
In the event that a stockholder proposes a nominee to stand for election with nominees selected by the Board, and the stockholder does not withdraw the nomination prior to the tenth day preceding our mailing the notice of the stockholders meeting (i.e., a “contested election”), then our By-Laws provide that directors will be elected by a plurality vote.
For this year’s Annual Meeting, the Governance Committee has recommended, and the Board has nominated, the ten individuals named below to serve as directors until the Annual Meeting in 2017 or until their successors have been duly elected and qualified. The following is a brief description of the business experience, qualifications and skills of each of the ten nominees for directorship:
Roy V. Armes, age 63, has been a director of the Company since October 2013.

•	Chairman, President and CEO of Cooper Tire and Rubber Company since 2007

•
Various executive positions with Whirlpool Corporation from 1975 to 2006 including Senior Vice President, Project Management Office; Corporate Vice President and General Director, Whirlpool Mexico; Corporate Vice President, Global Procurement Operations; President/Managing Director, Whirlpool Greater China, Inc. Hong Kong; Vice President, Manufacturing Technology, Whirlpool Asia (Singapore); and Vice President, Manufacturing & Technology, Refrigeration Products, Whirlpool Europe (Comerio, Italy).

•	Former member of the Board of Directors of The Manitowoc Company, Inc.
Director Qualifications and Skills:    Mr. Armes brings extensive leadership experience with manufacturing companies and will provide an important perspective and contribution to the Board. The addition of his global manufacturing experience to the collective knowledge of our Board better positions AGCO for the opportunities facing our industry.
Michael C. Arnold, age 59, has been a director of the Company since October 2013.

•	Former President and Chief Executive Officer of Ryerson Inc.

•	Former member of the Board of Directors of Gardner Denver, Inc.

•
Various senior management positions with The Timken Company from 1979 to 2010 including Executive Vice President; President, Bearings and Power Transmission Group; President, Industrial Group; Vice President, Bearings and Business Process Advancement; Director, Bearings and Business Process Advancement; Director, Manufacturing and Technology, Europe, Africa and West Asia (Europe).

Director Qualifications and Skills:    Mr. Arnold brings extensive leadership experience with manufacturing companies and will provide an important perspective and contribution to the Board. The addition of his global manufacturing experience to the collective knowledge of our Board better positions AGCO for the opportunities facing our industry.
P. George Benson, Ph.D, age 69, has been a director of the Company since December 2004.

•	Professor of Decision Sciences at the College of Charleston in Charleston, South Carolina from 2014 to present

•	Former President of College of Charleston in Charleston, South Carolina from 2007 to 2014

•	Member of the Boards of Directors of Crawford & Company (Atlanta, Georgia) and Primerica, Inc.

•	Lead Director, Chairman of the Corporate Governance Committee and member of the Audit Committee for Primerica, Inc.

•	Former Member of the Board of Directors and Audit Committee Chair for Nutrition 21, Inc., from 1998 to 2010 and from 2002 to 2010, respectively

•
Judge for the Malcom Baldrige National Quality Award from 1997 to 2000, was Chairman of the Board of Overseers for the Baldrige Award from 2004 to 2007 and is currently Chairman of the Board of Directors for the Foundation for the Baldrige Award

•	Former Dean of the Terry College of Business at the University of Georgia from 1998 to 2007

•	Former Dean of the Rutgers Business School at Rutgers University from 1993 to 1998

•
Former Faculty member of the Carlson School of Management at the University of Minnesota from 1977 to 1993, where he served as Director of the Operations Management Center from 1992 to 1993 and head of the Decision Sciences Area from 1983 to 1988.

Director Qualifications and Skills:    Mr. Benson has significant academic expertise in business, in particular with strategic planning and organizational management systems, that adds a valuable perspective to the Board, especially in the area of improving the delivery of products and services. His ties to the community provide the Board with regional representation and a critical link to the academic and research sectors.
Wolfgang Deml, age 70, has been a director of the Company since February 1999.

•	Former President and Chief Executive Officer of BayWa Corporation, a trading and services company located in Munich, Germany, from 1991 until his retirement in 2008

•	Non-Executive Chairman of the Board of Directors and Audit Committee of Hauck & Aufhäuser Privatbankiers KGaA
Director Qualifications and Skills:    Mr. Deml adds extensive experience to the Board given his service as the Chief Executive Officer of an international corporation within our industry. His tenure on our Board provides consistent leadership, and he serves as an ongoing source for industry-specific knowledge, especially in Europe, which is our largest market.
Luiz F. Furlan, age 69, has been a director of the Company since July 2010.

•	Member of the Boards of Directors of BRF S.A. (Brazil), Telefońica S.A. (Spain) and Telefônica Brasil S.A. (Brazil)

•	Former Chairman of the Board of Directors of Sadia, S.A., a leading producer of frozen foods in Brazil, from 1993 to 2002 and 2008 to 2009 and numerous former executive positions from 1976 to 1993

•
Former Co-Chairman of the board of BRF S.A. from 2009 to 2011, and former member of the Board of Directors of AMIL Participacões S.A. (Brazil) from 2008 to 2013 and Member of the Global Advisory Boards of Panasonic from 2008 to 2013 and Abertis Infraestructuras (Spain) from 2013 to 2015

•	Former Minister of Development, Industry and Foreign Trade of Brazil from 2003 to 2007

•
Since 2008 he has served as Chairman of the Board of Amazonas Sustainability Foundation FAS (Brazil) and since 2013 has been a member of the Global Ocean Commission (USA) and a member of the Superior Council of Management in Public Health of the São Paulo State (Brazil).

Director Qualifications and Skills:    Mr. Furlan’s extensive executive experience in the South American food and agriculture business, along with his background in the Brazilian government and expertise in international trade, provide an important perspective and contribution to the Board, especially given that we have a substantial presence in Brazil.
George E. Minnich, age 66, has been a director of the Company since January 2008.

•	Former Senior Vice President and Chief Financial Officer of ITT Corporation from 2005 to 2007

•
Several senior finance positions at United Technologies Corporation, including Vice President and Chief Financial Officer of Otis Elevator from 2001 to 2005 and Vice President and Chief Financial Officer of Carrier Corporation from 1996 to 2001

•	Various positions within Price Waterhouse (now PricewaterhouseCoopers LLP) from 1971 to 1993, serving as an audit partner from 1984 to 1993

•	Member of the Boards of Directors and Audit Committees of Belden Inc. and Kaman Corporation and the Chairman of the Audit Committee for Belden Inc.
Director Qualifications and Skills:    Mr. Minnich, through his background as a former Audit Partner of Price Waterhouse and Chief Financial Officer of a publicly-traded company, provides the Board with substantial financial expertise. He also brings to the Board a familiarity with the challenges facing large, international manufacturing companies.
Martin H. Richenhagen, age 63, has been Chairman of the Board of Directors since August 2006 and has served as President and Chief Executive Officer of the Company since July 2004.

•	Member of the Board of Directors, Audit and Technology & Environment Committees for PPG Industries, Inc.

•	Member of the Board of Directors, Finance & Pension and Governance & Nominating Committees for Praxair, Inc.

•	Chairman of the German American Chambers of Commerce of the United States

•	Former Executive Vice President of Forbo International SA, a flooring material business based in Switzerland, from 2003 to 2004

•	Former Group President of Claas KGaA mbH, a global farm equipment manufacturer and distributor, from 1998 to 2002

•	Former Senior Executive Vice President for Schindler Deutschland Holdings GmbH, a worldwide manufacturer and distributor of elevators and escalators, from 1995 to 1998
Director Qualifications and Skills:    In addition to his ten years of experience as the Company’s Chief Executive Officer, Mr. Richenhagen brings to the Board substantial experience in the agricultural equipment industry. His business and leadership acumen as both a former Executive Vice President and current Chief Executive Officer provides the Board with an informed resource for a wide range of disciplines, from sales and marketing to broad business strategies.
Gerald L. Shaheen, age 71, has been a director of the Company since October 2005.

•	Numerous marketing and general management positions for Caterpillar Inc., both in the United States and Europe, including Group President from 1998 until his retirement in January 2008

•	Former Chairman of the Board of Trustees of Bradley University and Board member and past Chairman of the U.S. Chamber of Commerce

•	Member of Board of Directors and Audit Committee of the Ford Motor Company

•	Chairman of the Nominating and Governance Committee of the Ford Motor Company

•	Chairman of the Advisory Board of the Illinois Neurological Institute

•	Former member of the Board of Directors of National City Corp. from 2001 to 2008
Director Qualifications and Skills:    Mr. Shaheen’s background in management of a global heavy equipment manufacturer brings to the Board particular knowledge of the Company’s industry, as well as a necessary perspective of the challenges facing large, publicly-traded companies. His work with the U.S. Chamber of Commerce also provides the Board with a wealth of knowledge related to international commerce and trade issues.
Mallika Srinivasan, age 56, has been a director of the Company since July 2011.

•	Chairman and Chief Executive Officer of Tractors and Farm Equipment Limited, the second largest agricultural tractor manufacturer in India, since 2011

•	Various positions at Tractors and Farm Equipment Limited since 1981, including Director (1994 to 2011), Vice President (1991 to 1994) and General Manager – Planning & Coordination (1986 to 1991)

•	Member of the Boards of Directors of Tata Global Beverages Limited (India) and Tata Steel Limited (India)

•	Member of the Executive Board of Indian School of Business
Director Qualifications and Skills:    Ms. Srinivasan’s expertise in strategy, extensive leadership experience in the farm equipment industry and knowledge of operations in India and other developing markets provide an important perspective and contribution to the Board.
Hendrikus Visser, age 71, has been a director of the Company since April 2000.

•	Former Chairman of Royal Huisman Shipyards N.V.

•	Chairman of the Supervisory Board of Sterling Strategic Value, Ltd.

•
Former Chief Financial Officer of NUON N.V. and former member of the Boards of Directors or Executive Boards of major international corporations and institutions, including Rabobank Nederland, the Amsterdam Stock Exchange, Amsterdam Institute of Finance, De Lage Landen, Teleplan International N.V., Vion N.V. and Mediq N.V.

Director Qualifications and Skills:    Mr. Visser’s substantial experience with and knowledge of financial capital markets, particularly in our Europe/Africa/Middle East (“EAME”) region, including his 15 years of service as Chairman of the Credit Committee of Rabobank Nederland, provides the Board with significant international financial expertise. His tenure with the Board also provides stability in leadership, and he serves as a continued source of regional diversity.
The Board recommends a vote “FOR” the nominees set forth above.
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence
In accordance with the rules of the NYSE, the Board has adopted categorical standards to assist it in making determinations of its directors’ independence. The Board has determined that in order to be considered independent, a director must not:

•
be an employee of the Company or have an “immediate family member,” as that term is defined in the General Commentary to Section 303A.02(b) of the NYSE rules, who is an executive officer of the Company at any time during the preceding three years;

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receive or have an immediate family member who receives or solely own any business that receives during any twelve-month period within the preceding three years direct compensation from the Company or any subsidiary or other affiliate in excess of $120,000, other than for director and committee fees and pension or other forms of deferred compensation for prior service to the Company or, solely in the case of an immediate family member, compensation for services to the Company as a non-executive employee;

•
be a current partner or current employee of a firm that is the internal or external auditor of the Company or any subsidiary or other affiliate, or have an immediate family member that is a current partner or current employee of such a firm who personally works on an audit of the Company or any subsidiary or other affiliate;

•
have been or have an immediate family member who was at any time during the preceding three years a partner or employee of such an auditing firm who personally worked on an audit of the Company or any subsidiary or other affiliate within that time;

•
be employed or have an immediate family member that is employed either currently or at any time within the preceding three years as an executive officer of another company in which any present executive officers of the Company or any subsidiary or other affiliate serve or served at the same time on the other company’s Compensation Committee; or

•
be a current employee or have an immediate family member that is a current executive officer of a company that has made payments to or received payments from the Company or any subsidiary or other affiliate for property or services in an amount which, in any of the preceding three years of such other company, exceeds (or in the current year of such other company is likely to exceed) the greater of $1.0 million or two percent of the other company’s consolidated gross revenues for that respective year.

In addition, in order to be independent for purposes of serving on the Audit Committee, a director may not:

•	accept any consulting, advisory or other compensatory fee from the Company or any subsidiary; or

•	be an “affiliated person,” as that term is used in Section 10A(m)(3)(B)(ii) of the Securities Exchange Act of 1934 (the “Exchange Act”), of the Company or any of its subsidiaries.
Finally, in order to be independent for purposes of serving on the Compensation Committee, a director may not:

•	be a current or former employee or former officer of the Company or an affiliate or receive any compensation from the Company other than for services as a director;

•	receive remuneration from the Company or an affiliate, either directly or indirectly, in any capacity other than as a “director,” as that term is defined in Section 162(m) of the IRC; or

•	have an interest in a transaction required under SEC rules to be described in the Company’s proxy statement.
These standards are consistent with the standards set forth in the NYSE rules, the IRC and the Exchange Act. In applying these standards, the Company takes into account the interpretations of, and the other guidance available from, the NYSE. In affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board of Directors considers all factors specifically relevant to determining whether such director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of the Compensation Committee member, including, the independence factors set forth in the NYSE rules.
Based upon the foregoing standards, the Board has determined that all of its directors are independent in accordance with these standards except for Mr. Richenhagen and Ms. Srinivasan, and that none of the independent directors has any material relationship with the Company, other than as a director or stockholder of the Company.
On August 29, 2014, the Company and Tractors and Farm Equipment Limited (“TAFE”) entered into a Letter Agreement (the “Letter Agreement”) regarding the current and future accumulation by TAFE of shares of the Company’s common stock and certain governance matters, including the Company’s nomination of a director candidate selected by TAFE. TAFE’s proposed director candidate for 2016 is Ms. Srinivasan, TAFE’s Chairman and Chief Executive Officer, and Ms. Srinivasan has been nominated for election by the Company’s Board of Directors. See “Certain Relationships and Related Party Transactions” below for additional information.

Committees of the Board of Directors
The Board has delegated certain functions to six standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Finance Committee, a Governance Committee and a Succession Planning Committee. Each of the committees has a written charter. The Board has determined that each member of the Audit, Compensation and Governance Committees is an independent director under the applicable rules of the IRC, NYSE and SEC with respect to such committees. The following is a summary of the principal responsibilities and other information regarding each of the committees:

Committee	Principal Responsibilities
Executive Committee
•    Is authorized, between meetings of the Board, to take such actions in the management of the business and affairs of the Company which, in the opinion of the Executive Committee, should not be postponed until the next scheduled meeting of the Board, except as limited by the General Corporation Law of the State of Delaware, the rules of the New York Stock Exchange, the Company’s Certificate of Incorporation or By-Laws or other applicable laws or regulations.

Audit Committee
•    Assists the Board in its oversight of the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function and independent registered public accounting firm.

•    Reviews the Company’s internal accounting and financial controls, considers other matters relating to the financial reporting process and safeguards of the Company’s assets and produces an annual report of the Audit Committee for inclusion in the Company’s proxy statement.

•    The Board has determined that Mr. Minnich is an “audit committee financial expert,” as that term is defined under regulations of the SEC.

•    The report of the Audit Committee for 2015 is set forth under the caption “Audit Committee Report.”

•    Management periodically meets with the Company’s Audit Committee and reviews risks and relevant strategies.

Compensation Committee
•    Is charged with executing the Board’s overall responsibility for matters related to Chief Executive Officer and other executive compensation, including assisting the Board in administering the Company’s compensation programs and producing an annual report of the Compensation Committee on executive compensation for inclusion in the Company’s proxy statement.

•    Has retained Towers Watson to advise on current trends and best practices in compensation.

•    The report of the Compensation Committee for 2015 is set forth under the caption “Compensation Committee Report.”

Finance Committee
•    Assists the Board in the oversight of the financial management of the Company including:
 ○     the capital structure of the Company;
○     the Company’s global financing strategies, objectives and plans;
○     the Company’s credit profile and ratings;
○     capital expenditure and investment programs of the Company;
○     the Company’s interests in finance joint ventures; and
○     the Company’s annual budget process and review.

Governance Committee
•    Assists the Board in fulfilling its responsibilities to stockholders by:
○     identifying and screening individuals qualified to become directors of the Company, consistent with independence, diversity and other criteria approved by the Board, and recommending candidates to the Board for all directorships and for service on the committees of the Board;

○     developing and recommending to the Board a set of corporate governance principles and guidelines applicable to the Company; and

○     overseeing the evaluation of the Board.

Succession Planning Committee
•    Assists the Board with respect to selecting, developing, evaluating and retaining the Chief Executive Officer, executive officers and key talent; and

•    Manages the succession planning process in the event the current Chief Executive Officer cannot continue in the role.

Committee Composition and Meetings
The following table shows the current membership of each committee and the number of meetings held by each committee during 2015. The Company will determine the composition and chair positions of the respective committees for 2016 following the Annual Meeting.

Director	Executive	Audit	Comp	Finance	Governance	Succession Planning
Roy V. Armes			X			X
Michael C. Arnold		X			X
P. George Benson	X	X			Chair
Wolfgang Deml	X				X	Chair
Luiz F. Furlan			X			X
George E. Minnich	X	Chair	X	X
Martin H. Richenhagen	Chair					X
Gerald L. Shaheen	X		Chair	X		X
Mallika Srinivasan						X
Hendrikus Visser	X	X		Chair	X
Total meetings in 2015	—	11	7	3	6	2
During 2015, the Board held six meetings and each director attended at least 75% of the aggregate number of meetings of the Board and respective committees on which he or she served while a member thereof.

Identification and Evaluation of Director Nominees
With respect to the Governance Committee’s evaluation of nominee candidates, including those recommended by stockholders, the committee has no formal requirements or minimum standards for the individuals that are nominated. Rather, the committee considers each candidate on his or her own merits. However, in evaluating candidates, there are a number of factors that the committee generally views as relevant and is likely to consider to ensure the entire Board, collectively, embraces a wide variety of characteristics, including:

•	career experience, particularly experience that is germane to the Company’s business, such as with agricultural products and services, legal, human resources, finance and marketing experience;

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity of the Board;

•	integrity and reputation;

•	whether the candidate has the characteristics of an independent director;

•	academic credentials;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Company’s Board — our Board values continuity (but not entrenchment).
The Governance Committee does not assign a particular weight to these individual factors. Similarly, the committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide stockholders with a diverse and experienced Board. The committee strives to recommend candidates who each bring a unique perspective to the Board in order to contribute to the collective diversity of the Board. Although the Company has not adopted a specific diversity policy, the Board believes that a diversity of experience, gender, race, ethnicity and age contributes to effective governance over the affairs of the Company for the benefit of its stockholders. With respect to the identification of nominee candidates, the committee has not developed a single, formalized process. Instead, its members and the Company’s senior management generally recommend candidates whom they are aware of personally or by reputation or may utilize outside consultants to assist in the process.
The Governance Committee welcomes recommendations for nominations from the Company’s stockholders and evaluates stockholder nominees in the same manner that it evaluates a candidate recommended by other means. In order to make a recommendation, the committee requires that a stockholder send the committee:

•	a resume for the candidate detailing the candidate’s work experience and academic credentials;

•
written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Global Code of Conduct (the “Code”) and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code or required a waiver, (4) is, or is not, “independent” as that term is defined in the committee’s charter, and (5) has no plans to change or influence the control of the Company;

•
the name of the recommending stockholder as it appears in the Company’s books, the number of shares of common stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references for the candidate, including contact information; and

•
any other information relating to the candidate required to be disclosed in solicitations of proxies for election of directors or as otherwise required, in each case, pursuant to Regulation 14A of the Exchange Act.

The foregoing information should be sent to the Governance Committee, c/o Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096, who will forward it to the chairperson of the committee. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must disclose certain information and give the Company timely notice of such proposal in written form meeting the requirements of the Company’s By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders. The committee does not necessarily respond directly to a submitting stockholder regarding recommendations.

Board and Executive Leadership Structure
Mr. Richenhagen, who is also the Chief Executive Officer of the Company, serves as Chairman of the Board, and Mr. Shaheen currently serves as Lead Director of the Board. The Company holds executive sessions of its non-management directors at each regular meeting of its Board. The Lead Director presides over executive sessions and at all meetings of the Board in the absence of the Chairman, provides input to the Chairman on setting Board agendas, generally approves information sent to the Board (including meeting schedules to assure sufficient discussion time for all agenda items), ensures that he is available for consultation and direct communication at the request of major stockholders, leads the performance evaluation process of the Chief Executive Officer and has the authority to call meetings of the independent directors.
The Board reviews the Company’s leadership structure periodically, most recently in December 2015. As part of this process, the Board considered the structures used by peer companies, alternative structures and the effectiveness of the Company’s current structure. The Board believes that having the Chief Executive Officer serve as Chairman is important because it best reflects the Board’s intent that the Chief Executive Officer function as the Company’s overall leader, while the Lead Director provides independent leadership to the directors and serves as an intermediary between the independent directors and the Chairman. The resulting structure sends a message to our employees, customers and stockholders that we believe in having strong, unifying leadership at the highest levels of management. At the same time, having a Lead Director with a well-defined role provides an appropriate level of independent oversight and an effective channel for communications when needed.

Risk Oversight
The Company’s management maintains a risk assessment process that identifies the risks that face the Company that management considers the most significant. The risk assessment process also considers appropriate strategies to mitigate those risks. Management periodically meets with the Company’s Audit Committee and reviews such risks and relevant strategies.

Corporate Governance Principles, Committee Charters and Global Code of Conduct
We provide various corporate governance and other information on the Company’s website. This information, which is also available in printed form to any stockholder of the Company upon request to the Corporate Secretary, includes the following:

•
our corporate governance principles and charters for the Audit, Compensation, Executive, Finance, Governance and Succession Planning Committees of the Board, which are available under the headings “Governance Principles” and “Charters of the Committees of the Board,” respectively, in the “Corporate Governance” section of our website located under “Investors;” and

•	the Company’s Global Code of Conduct, which is available under the heading “Global Code of Conduct” in the “Corporate Governance” section of our website located under “Investors.”
In addition, in the event of any waivers of the Global Code of Conduct with respect to certain executive officers, those waivers will be available under the heading “Corporate Governance” section of our website.

Compensation Committee Interlocks and Insider Participation
During 2015, Messrs. Armes, Furlan, Minnich and Shaheen (Chairman) served as members of the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2015. None of the Company’s executive officers serve on the board of directors of any company of which any director of the Company serves as executive officer.

Director Compensation
The following table provides information concerning the compensation of the members of the Board for the most recently completed year. As reflected in the table, each non-employee director received an annual base retainer of $100,000 plus $120,000 in restricted shares of the Company’s common stock for Board service. Committee chairmen received an additional annual retainer of $15,000 (or $25,000 for the chairman of the Audit Committee and $20,000 for the chairman of the Compensation Committee). Mr. Shaheen, who was the Lead Director in 2015, also received an additional annual $30,000 Lead Director’s fee. The Company does not have any consulting arrangements with any of its directors.
2015 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Roy V. Armes	100,000	120,000	—	220,000
Michael C. Arnold	100,000	120,000	—	220,000
P. George Benson	115,000	120,000	—	235,000
Wolfgang Deml	115,000	120,000	—	235,000
Luiz F. Furlan	100,000	120,000	—	220,000
George E. Minnich	125,000	120,000	—	245,000
Gerald L. Shaheen	150,000	120,000	—	270,000
Mallika Srinivasan	100,000	120,000	—	220,000
Hendrikus Visser	115,000	120,000	—	235,000
Total	1,020,000	1,080,000	—	2,100,000

(1)
The Long-Term Incentive Plan provides for annual restricted stock grants of the Company’s common stock to all non-employee directors. For 2015, each non-employee director was granted $120,000 in restricted stock. Effective April 24, 2014, the shares granted for Board service on this date and all future grants are restricted as to transferability for a period of one year following the award. Previously, the shares were restricted as to transferability for a period of three years following the award. In the event a director departs from the Board, the non-transferability period expires immediately. The 2015 annual grant occurred on April 23, 2015. The total grant on April 23, 2015 was 22,095 shares, or 2,455 shares per director. The amounts above reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation-Stock Compensation” (“ASC 718”).

After shares were withheld for income tax purposes, each director held the following shares as of December 31, 2015 related to this grant: Mr. Armes — 1,473 shares; Mr. Arnold —  2,455 shares; Mr. Benson — 1,473 shares; Mr. Deml — 1,473 shares; Mr. Furlan — 1,718 shares; Mr. Minnich — 1,473 shares; Mr. Shaheen — 1,473 shares; Ms. Srinivasan — 2,455 shares; and Mr. Visser — 1,718 shares.

Director Attendance at the Annual Meeting
The Board has adopted a policy that all directors on the Board are expected to attend Annual Meetings of the Company’s stockholders. All of the directors on the Board attended the Company’s previous Annual Meeting held in April 2015 except for Mr. Shaheen.

Stockholder Communication with the Board of Directors
The Company encourages stockholders and other interested persons to communicate with members of the Board. Any person who wishes to communicate with a particular director or the Board as a whole, including the Lead Director or any other independent director, may write to those directors in care of Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096. The correspondence should indicate the writer’s interest in the Company and clearly specify whether it is intended to be forwarded to the entire Board or to one or more particular directors. The Corporate Secretary will forward all correspondence satisfying these criteria.

PROPOSAL NUMBER 2
APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR QUALIFIED PERFOMANCE-BASED COMPENSATION UNDER THE AGCO CORPORATION LONG-TERM INCENTIVE PLAN PURSUANT TO SECTION 162(m) OF THE INTERNAL REVENUE CODE
The Board is asking the Company’s stockholders to approve the material terms of the performance goals for qualified performance-based compensation under the AGCO Corporation Long-Term Incentive Plan (the “2006 LTI Plan”) pursuant to Section 162(m) of the IRC.
Under Section 162(m) of the IRC, the Company’s tax deduction for compensation paid to designated executives is limited to $1 million per executive (“Limit”). These executives generally include the NEOs. In general, the Limit applies to all forms of compensation unless the compensation qualifies for an exception for “performance-based” compensation. In order to qualify as performance-based, compensation other than stock options, stock appreciation rights and similar items must satisfy certain conditions, those being: (i) the compensation must be paid solely because the executive has attained one or more performance goals; (ii) an independent compensation committee must set the performance goals before commencement of the executive services providing the basis for the award (or within 90 days of such commencement), e.g., performance goals for a fiscal year would need to be established within 90 days after the beginning of the year; (iii) before the compensation is paid, stockholders must approve the material terms of the performance goals (but not the actual quantitative or other goals themselves, sometimes called “performance criteria”); and (iv) before the compensation is paid, the compensation committee must certify that the performance goals were met. In addition, the performance goals must be re-approved by the Company’s stockholders at least once every five years and the performance goals under the 2006 LTI Plan were last approved by the Company’s stockholders in 2011.
Expansion of the Performance Goals. In connection with the required re-approval of the performance goals, the Company is proposing that the provisions of the 2006 LTI Plan related to performance goals be expanded to help ensure that certain types of awards conform to the requirements for tax-deductible, performance-based compensation under Section 162(m) of the IRC. Under the proposed amendment, awards may be conditioned upon the achievement of such performance goals as the Compensation Committee may determine, which may include any of the following:

•	revenue and/or growth in revenue in relation to target objectives;

•	productivity and/or improvement in productivity;

•	improvement in or attainment of expense levels;

•	operating income and/or growth in operating income in relation to target objectives;

•	margins and/or growth in margins (gross, operating or otherwise) in relation to target objectives;

•	net income and/or growth in net income in relation to target objectives;

•	earnings per share and/or growth in earnings per share in relation to target objectives;

•	total stockholder return (measured as the total of the appreciation of and dividends declared on common stock) in relation to target objectives;

•	return on invested capital in relation to target objectives;

•	return on stockholder equity in relation to target objectives;

•	return on assets in relation to target objectives;

•	return on common book equity in relation to target objectives;

•	operating cash flow and/or growth in operating cash flow in relation to target objectives;

•	cash available in relation to target objectives;

•	customer satisfaction and/or improvement in customer satisfaction;

•	quality and related metrics; and

•	achievement of milestones on special projects.
The Compensation Committee may elect to exclude restructuring and certain items from the calculations of the performance goals. The committee may use goals other than these performance goals if it deems it appropriate. An award that is not based upon the goals described above or is not approved by the committee would not qualify as “performance-based” for purposes of Section 162(m) of the IRC. If stockholder approval of this proposal is not received, the 2006 LTI Plan will remain in full force and effect, except that future awards may not be made in a manner that qualifies for an exception to Section 162(m) of the IRC.
A general description of the remaining principal terms of the 2006 LTI Plan is set forth below. This description is qualified in its entirety by the terms of the 2006 LTI Plan, a copy of which was filed with the SEC on March 28, 2016 in connection with the filing of this Proxy Statement and is incorporated herein by reference.
General Description
Purpose. The primary purpose of the 2006 LTI Plan is to attract and retain talented employees, officers and directors, continue to closely link compensation with the Company’s performance, and maintain a culture based on stock ownership.
Administration. The 2006 LTI Plan provides for administration by a committee, to be comprised of either the Compensation Committee of the Board or another committee designated by the Board. The Compensation Committee currently administers the 2006 LTI Plan. In the event that another committee is designated by the Board besides the Compensation Committee to administer the 2006 LTI Plan, then such committee shall consist of two or more members of the Board who satisfy the “outside director” requirements of Section 162(m) of the IRC as well as any independence requirements of any applicable stock exchange and the Exchange Act. Among the Compensation Committee’s powers are the authority to determine the eligibility of the 2006 LTI Plan participants and the types and amounts of awards (to the extent consistent with the 2006 LTI Plan). The particular terms and provisions applicable to each award granted under the 2006 LTI Plan will be set forth in a separate award agreement.
Eligibility and Award Opportunity. Officers, employees and other persons providing services to, the Company or any of its subsidiaries are eligible to participate in the 2006 LTI Plan. The selection of participants is within the discretion of the Compensation Committee. Although the number of persons eligible to participate in the 2006 LTI Plan and the number of grantees may vary from year to year, the Compensation Committee currently expects approximately 195 officers and other employees to participate in the 2006 LTI Plan. In addition, the ten members of the Board of Directors participate in the 2006 LTI Plan and receive an annual share grant as outlined under “Director Compensation” in this Proxy Statement.
Awards made under the 2006 LTI Plan during 2015 to our directors and NEOs are described in “Director Compensation” and “2015 Grants of Plan-Based Awards” in this Proxy Statement. These awards are substantially similar to what would have been granted had the amendments to the 2006 LTI Plan discussed in this Proposal been approved by stockholders prior to such awards.
Terms and Conditions of Awards. Awards made under the 2006 LTI Plan may be contingent upon the achievement of performance goals or upon other conditions, as determined by the Compensation Committee. The type and size of the award grants will be considered in light of the Company’s total compensation program. The types of awards that can be made pursuant to the 2006 LTI Plan are described below.
Performance Shares. Performance shares are stock awards that are earned by the participants upon meeting certain performance goals as determined by the Compensation Committee and are payable either in cash or in shares of the Company’s common stock.
Stock Appreciation Rights. A stock appreciation right is the right to receive the excess of the fair market price of a share of common stock at the time of exercise over the exercise price of the right (which may not be less than the fair market value of the common stock at the time of the grant), either in cash or in shares of common stock (stock-settled stock appreciation rights (“SSARs”)), in the future, all as determined by the Compensation Committee. The Compensation Committee may provide that a SSAR is exercisable at the discretion of the holder or that it will be paid at a specific time or times or upon the occurrence or non-occurrence of events specified in the applicable award agreement. The 2006 LTI Plan prohibits the reduction of the exercise price of an outstanding SSAR, except in connection with a recapitalization of the Company, without the consent of our stockholders.
Stock Options. A stock option is the right to purchase a certain number of shares of common stock, at a certain exercise price, in the future. The Compensation Committee is authorized to grant incentive stock options or nonqualified stock options. The Compensation Committee will determine whether an option is intended to be an incentive stock option or a nonqualified stock option at the time the option is granted and will establish the terms pursuant to which the option will be exercisable, so long as such terms are not otherwise inconsistent with the terms of the 2006 LTI Plan. The exercise price of an incentive stock option granted to a participant who owns more than 10% of the voting stock of AGCO may not be less than 110% of the fair market value of the common stock on the date of the grant. The exercise price of nonqualified stock options and incentive stock options issued to other participants may not be less than the fair market value of the common stock on the date of the grant.
The Compensation Committee may permit an option exercise price to be paid in cash or through a cashless exercise executed through a broker, subject to applicable law, or by having a number of shares of common stock otherwise issuable at the time of exercise withheld.
Restricted Stock Awards. The Compensation Committee may make awards of restricted stock to participants subject to such restrictions on transferability and other restrictions as the Compensation Committee may deem appropriate.
Restricted Stock Unit Awards. The Compensation Committee may make awards of restricted stock units to participants subject to such restrictions on transferability and other restrictions as the Compensation Committee may deem appropriate.

Limitations on Awards under the 2006 LTI Plan. The 2006 LTI Plan contains a number of limitations on awards that the Company’s Board of Directors believes are consistent with the interests of our stockholders and sound corporate governance practices. These include:

•
No Repricing. Other than in connection with a change in the Company’s capitalization, the exercise price of a stock option and the exercise price of a SSAR may not be reduced without stockholder approval;

•
No Reload Grants. The 2006 LTI Plan prohibits reload grants or the granting of options in consideration for, or conditioned upon, delivery of shares to the Company in payment of the exercise price and/or tax withholding obligation under another stock option; and

•
No Discount Stock Options. The 2006 LTI Plan prohibits the granting of stock options or SSARs with an exercise price of less than the fair market value of the Company’s common stock on the date of grant.

Eligibility under Section 162(m). Awards under the 2006 LTI Plan may, but need not, include performance goals that are performance-based for purposes of Section 162(m) of the IRC. To the extent that awards are intended to qualify as performance-based compensation under Section 162(m) of the IRC, the Compensation Committee must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of (and before the lapse of 25 percent of) the period of service to which the award relates and while the achievement of the performance goal is still substantially uncertain. Performance goals must be stated in terms of an objective formula or standard. Performance goals may be described in terms of (i) Company or subsidiary wide objectives, (ii) objectives that are related to the performance of the division, department or function within the Company or a subsidiary of the Company in which the recipient of the award is employed or on which the recipient’s efforts have the most influence, or (iii) the performance of the Company relative to the performance by a company or group of companies selected by the Compensation Committee with respect to one or more of the performance goals established by the Compensation Committee. The 2006 LTI Plan as amended would include the performance criteria described above under “Expansion of the Performance Goals” for consideration by the Compensation Committee when granting performance-based awards.
Awards of stock options and SSARs generally are considered to be performance-based compensation because of their value being directly tied to stock appreciation and do not need to be conditioned upon separate performance goals.
Change of Control. Upon the occurrence of a change of control, as defined in the 2006 LTI Plan, all outstanding awards will become fully vested and exercisable.
Adjustments. The number of shares of the Company’s common stock reserved for the grant of stock incentives and certain other limitations on the number of shares subject to one or more types of stock incentives may be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of common stock to holders of outstanding shares of common stock or any other increase or decrease in the number of shares of common stock outstanding affected without receipt of consideration by the Company. In the event of certain corporate reorganizations and recapitalizations, stock incentives may be substituted, cancelled, accelerated or otherwise adjusted by the Compensation Committee, provided that any such action is not inconsistent with the terms of the 2006 LTI Plan or any agreement reflecting the terms of the stock incentive.
Amendments to or Termination of 2006 LTI Plan. The 2006 LTI Plan may be amended or terminated by the Company’s Board of Directors at any time without stockholder approval, except that stockholder approval will be required for any amendment that increases the number of shares of the Company’s common stock available under the 2006 LTI Plan, materially expands the classes of individuals eligible to receive stock incentives, materially expands the types of awards available for issuance under the 2006 LTI Plan, or would otherwise require stockholder approval under the rules of the NYSE or market system on which the Company’s common stock is then traded. No amendment or termination by the Board may adversely affect the rights of a holder of a stock incentive without such holder’s consent.
If stockholders approve this proposal, the Compensation Committee currently anticipates that, to the extent practicable and in our best interest, performance-based compensation programs will be designed to satisfy the requirements of Section 162(m) of the IRC to permit the deduction for tax purposes of the full amount of such awards. The committee and the Board recognize, however, that there may be business considerations that dictate that they grant annual cash bonus awards and other equity incentive awards that may not be deductible under Section 162(m) of the IRC.
Stockholders are being asked to approve the material terms of the performance goals for qualified performance-based compensation under the 2006 LTI Plan so that the Company can continue to deduct from its U.S. Federal corporate income taxes the full amount of the incentive awards paid under the 2006 LTI Plan that otherwise qualify as “qualified performance-based compensation” under Section 162(m) of the IRC.
The Board of Directors recommends a vote “FOR” the approval of the material terms of the performance goals for qualified performance-based compensation under the AGCO Corporation Long-Term Incentive Plan pursuant to Section 162(m) of the Internal Revenue Code.

PROPOSAL NUMBER 3
NON-BINDING ADVISORY RESOLUTION TO APPROVE THE
COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
The Board is submitting a “say-on-pay” proposal for stockholder consideration. While the vote on executive compensation is non-binding and solely advisory in nature, the Board and the Compensation Committee will review the voting results and seek to determine the causes of any negative voting result to better understand issues and concerns not previously presented. We intend to hold annual say-on-pay votes. At the 2015 Annual Meeting, our stockholders expressed their continued support of our executive compensation programs by approving the non-binding advisory vote on our executive compensation, with 90% of shares actually voted supporting our executive compensation policies and practices. Stockholders who want to communicate with the Board or management regarding compensation-related matters should refer to “Stockholder Communication with the Board of Directors” in this proxy statement for additional information.
The Board recommends that stockholders vote to approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers (“NEOs”), as described in this proxy statement.

Compensation Philosophy and Program Design
The Company’s compensation philosophy and program design is intended to support the Company’s business strategy and align executives’ interests with those of stockholders and employees (i.e., pay for performance). A significant portion of the Company’s executive compensation opportunity is related to factors that directly and indirectly influence stockholder value, including stock performance, earnings per share, operating margin, free cash flow and return on invested capital. The Company believes that as an executive’s responsibilities increase, so should the proportion of his or her total pay comprised of annual incentive cash bonuses and long-term incentive (“LTI”) compensation, which supports and reinforces the Company’s pay for performance philosophy.

Best Practices in Executive Compensation
The Compensation Committee regularly reviews best practices related to executive compensation to ensure alignment with the Company’s compensation philosophy, business strategy and stockholder focus. The Company’s executive compensation programs consist of the following:

•
A formal compensation philosophy approved by the Compensation Committee that targets executive’s total compensation levels (including NEOs) at the median (or 50th percentile) of the market and provides opportunity for upside compensation levels for excellent performance;

•	A well-defined peer group of similar and reasonably sized industrial and manufacturing comparators to benchmark NEO and other officer compensation;

•
An annual incentive compensation plan (“IC Plan”) that includes a minimum earnings per share threshold that must be met before a payout is earned, a maximum payout level of 200% of target, and multiple performance measures that drive stockholder value and improvement in operational results (e.g., earnings per share, operating cash flow, operating margin as a percentage of sales and quality improvement), which mitigate too heavy of a focus on any one performance measure in particular;

•
A balanced long-term incentive plan (“2006 LTI Plan”) consisting of a performance share plan, which comprises approximately 60% of an NEO’s target LTI award, restricted stock units (“RSUs”), which comprises approximately 20% of an NEO’s target LTI award and a grant of stock-settled stock appreciation rights, which comprises approximately 20% of an NEO’s target LTI award. Each LTI vehicle contains a strong performance or retention orientation and aligns closely with stockholder interests;

•
A clawback policy, which allows the Company to take remedial action against an executive if the Board determines that an executive’s misconduct contributed to the Company having to restate its financial statements;

•	Stock ownership requirements that encourage executives to own a specified level of stock, which emphasizes the alignment of their interests with those of stockholders;

•	Modest perquisites for executives (including NEOs);

•	A plan design that mitigates the possibility of excessive risk that could harm long-term stockholder value;

•	The use of a “double trigger” change in control provision in employment agreements, under which both a change in control and a change in employment status have to occur;

•	A conservative approach to share usage associated with our stock compensation plans; and

•	Applicable performance-based plans that are designed to be deductible under 162(m) of the IRC.

The Compensation Committee has and will continue to take action to structure the Company’s executive compensation practices in a manner that is consistent with its compensation philosophy, business strategy and stockholder focus.

Company Performance
The agricultural equipment industry is cyclical, with sales largely dependent on the health of the overall farm economy, particularly commodity prices and farm income. Industry demand has significantly weakened over the last two years, and, in response to this cyclical decline, the Compensation Committee reduced the targets for 2015 for payments under the IC Plan and for 2015 awards under the 2006 LTI Plan (2015-2018 cycle) so that they would reflect industry-wide challenges and provide appropriate and achievable incentives. Had adjustments not been made, neither of these plans would have appropriately incented or rewarded the commitment and effort being put forth by the Company’s management during a period when demands on management are critical to the long-term success of the Company.
AGCO’s financial performance in 2015 was consistent with the Company’s established internal targets, but reflects the impact of continued weakness in global agricultural equipment industry demand. Compensation actions taken for NEOs in 2015 include:

•	No merit increases

•	IC Plan payouts for corporate goal achievement at 110% of target; and

•	2006 LTI Plan payouts at 0% of target for the 2013-2015 three-year performance cycle.
During 2015, the Company engaged in discussions with stockholders regarding the Company’s compensation philosophy and programs, and it received comments and feedback on a number of matters. As a result of these outreach efforts, we held in-person or telephonic meetings with holders of approximately 50% of the Company’s outstanding shares. Overall, the feedback was positive.
The “Compensation Discussion and Analysis” section of this proxy statement and the accompanying tables and narrative provide a comprehensive review of the Company’s NEO compensation objectives, programs and rationale. We urge you to read this disclosure before voting on this proposal.
We are asking our stockholders to indicate their support for the Company’s NEO compensation as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the Company’s NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the philosophy, policies and practices thereof described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and accompanying narrative set forth in the Proxy Statement.”
The Board recommends a vote “FOR”
the non-binding advisory resolution to approve the compensation of the Company’s NEOs.

PROPOSAL NUMBER 4
RATIFICATION OF COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2016
The Company’s independent registered public accounting firm is appointed annually by the Audit Committee. The Audit Committee examines a number of factors when selecting a firm, including the qualifications, staffing considerations, and the independence and quality controls of the firms considered. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2016. KPMG LLP served as the Company’s independent registered public accounting firm for 2015 and is considered to be well-qualified.
In view of the difficulty and expense involved in changing independent registered public accounting firms on short notice, should the stockholders not ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2016 under this proposal, it is contemplated that the appointment of KPMG LLP for 2016 will be permitted to stand unless the Board finds other compelling reasons for making a change. Disapproval by the stockholders will be considered a recommendation that the Board select another independent registered public accounting firm for the following year.
Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.
The Board recommends a vote “FOR”
the ratification of the Company’s independent registered public accounting firm for 2016.
OTHER BUSINESS
The Board does not know of any matters to be presented for action at the Annual Meeting other than the election of directors, the the approval of the material terms of the performance goals for qualified performance-based compensation under the 2006 LTI Plan, the non-binding advisory resolution to approve the compensation of the Company’s NEOs, and the ratification of the Company’s independent registered public accounting firm for 2016. If any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote thereon in accordance with their best judgment.

PRINCIPAL HOLDERS OF COMMON STOCK
The following table sets forth certain information as of March 18, 2016 regarding persons or groups known to the Company who are, or may be deemed to be, the beneficial owner of more than five percent of the Company’s common stock. This information is based upon SEC filings by the individual and entities listed below, and the percentage given is based on 82,457,075 shares outstanding.

Name and Address of Beneficial Owner	Shares of Common Stock		Percent of Class
Mallika Srinivasan Old No. 35, New No. 77, Nungambakkam High Road Chennai 600 034, India	12,159,186	(1)	14.7%
Tractor and Farm Equipment Limited Old No. 35, New No. 77, Nungambakkam High Road Chennai 600 034, India	12,150,152		14.7%
Blue Harbour Group, LP 646 Steamboat Road Greenwich, Connecticut 06830	6,519,700		7.9%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	5,738,312		7.0%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	5,033,976		6.1%
SouthernSun Asset Management LLC 6070 Poplar Avenue, Suite 300 Memphis, TN 38119	4,805,292		5.8%
LSV Asset Management 155 N. Wacker Drive, Suite 4600 Chicago, IL 60606	4,394,066		5.3%

(1)	Includes shares held individually (9,034 shares) and through TAFE and TAFE Motors and Tractors Limited (12,150,152 shares). Based upon SEC filings made by Ms. Srinivasan.

The following table sets forth information regarding beneficial ownership of the Company’s common stock by the Company’s directors, the director nominees, the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the other NEOs and all executive officers and directors as a group, all as of March 18, 2016. Except as otherwise indicated, each such individual has sole voting and investment power with respect to the shares set forth in the table.

Name of Beneficial Owner	Shares of Common Stock(1)	Shares That May be Acquired Within 60 Days	Percent of Class
Roy V. Armes	3,567	—	*
Michael C. Arnold	4,549	—	*
P. George Benson	11,659	—	*
Wolfgang Deml	18,779	—	*
Luiz F. Furlan	8,791	—	*
George E. Minnich	14,043	—	*
Gerald L. Shaheen	12,470	—	*
Mallika Srinivasan(2)	12,159,186	—	14.7%
Hendrikus Visser	17,946	—	*
Andrew H. Beck	114,589	5,248	*
Gary L. Collar	53,472	3,484	*
Martin H. Richenhagen	602,899	24,241	*
Rob Smith	12,289	568	*
Hans-Bernd Veltmaat	36,642	1,126	*
All executive officers and directors as a group (19 persons)	13,180,328	39,838	16.0%

* Less than one percent

(1)
Includes the following numbers of restricted shares of the Company’s common stock as a result of restricted stock grants under the Company’s incentive plans by the following individuals: Mr. Armes — 1,473; Mr. Arnold — 2,455; Mr. Benson — 2,880; Mr. Deml — 2,880; Mr. Furlan — 3,360; Mr. Minnich — 3,232; Mr. Shaheen — 2,880; Ms. Srinivasan — 4,801; Mr. Visser — 3,360; All directors as a group — 27,321.

(2)
Includes shares held individually (9,034 shares) and through TAFE and TAFE Motors and Tractors Limited (12,150,152 shares). Ms. Srinivasan is the Chairman and Chief Executive Officer of TAFE and the Company owns a 23.75% interest in TAFE.

EXECUTIVE COMPENSATION
The following table sets forth information as of March 18, 2016, with respect to each person who is an executive officer of the Company.

Name	Age	Positions
Martin H. Richenhagen	63	Chairman of the Board, President and Chief Executive Officer
Andrew H. Beck	52	Senior Vice President — Chief Financial Officer
Gary L. Collar	59	Senior Vice President and General Manager, Asia/Pacific
Robert B. Crain	56	Senior Vice President and General Manager, Americas
Helmut R. Endres	60	Senior Vice President — Engineering
Eric P. Hansotia	47	Senior Vice President — Global Harvesting and Advanced Technology Solutions
Lucinda B. Smith	49	Senior Vice President — Global Business Services
Rob Smith	50	Senior Vice President and General Manager, EAME
Hans-Bernd Veltmaat	61	Senior Vice President — Chief Supply Chain Officer
Thomas F. Welke	55	Senior Vice President — Global Grain and Protein, GSI
Andrew H. Beck has been Senior Vice President — Chief Financial Officer since June 2002. Mr. Beck was Vice President, Chief Accounting Officer from January 2002 to June 2002, Vice President and Controller from 2000 to 2002, Corporate Controller from 1996 to 2000, Assistant Treasurer from 1995 to 1996 and Controller, International Operations from 1994 to 1995.
Gary L. Collar has been Senior Vice President and General Manager, Asia/Pacific since January 2012. Mr. Collar was Senior Vice President and General Manager, EAME and Australia/New Zealand from January 2009 until December 2011 and Senior Vice President and General Manager EAME and APAC from 2004 to December 2008. Mr. Collar was Vice President, Worldwide Market Development for the Challenger Division from 2002 until 2004. Between 1994 and 2002, Mr. Collar held various senior executive positions with ZF Friedrichshaven A.G., including Vice President Business Development, North America, from 2001 until 2002, and President and Chief Executive Officer of ZF-Unisia Autoparts, Inc., from 1994 until 2001.
Robert B. Crain has been Senior Vice President and General Manager, Americas since January 2015. Mr. Crain was Senior Vice President and General Manager, North America from January 2006 to December 2014. Mr. Crain held several positions within CNH Global N.V. and its predecessors, including Vice President of New Holland’s North America Agricultural Business, from 2004 to 2005, Vice President of CNH Marketing North America Agricultural business, from 2003 to 2004 and Vice President and General Manager of Worldwide Operations for the Crop Harvesting Division of CNH Global N.V. from 1999 to 2002. Mr. Crain is also an officer of the Association of Equipment Manufacturers.
Helmut R. Endres has been Senior Vice President — Engineering since December 2011. Between 2006 and 2010, Mr. Endres was Chief Technological Officer and Vice President, Engineering, International Trucks and Engines for Navistar International Corporation. Between 1995 and 2006, Mr. Endres worked at Volkswagen (including the Audi division) in various roles, including Executive Director, Group Powertrain and Director, Gasoline Engines. He was a member of the Audi Executive Board’s product Strategy Committee and Chairman of the Volkswagen Group Powertrain Strategy Committee. Between 1982 and 1995, Mr. Endres was with FEV, Inc. in Germany serving in various gasoline and diesel engine engineering roles, including head of the European Business Unit, and leading the Combustion Technologies Divisions.
Eric P. Hansotia has been Senior Vice President, Global Harvesting and Advanced Technology Solutions since July 2013. He served as Senior Vice President, Global Harvesting, with John Deere from 2012 to 2013. From 2009 to 2012 he served as Vice President, Global Crop Care for John Deere based in Mannheim, Germany. Prior positions with John Deere include: from 2005 to 2009 — General Manager, Harvester Works; from 2004 to 2005 — Vice President, Global Forestry; from 2001 to 2004 — Director of Operations, Global Forestry; from 2000 to 2001 — Integration Manager, Manufacturing, Global Forestry; from 1993 to 2000 — various roles at John Deere.
Lucinda B. Smith has been Senior Vice President — Global Business Services since March 2013 and is responsible for the functional management of all Human Resources and Information Technology organizations worldwide as well as for AGCO’s Shared Services Center in Budapest, Hungary. Ms. Smith was Senior Vice President — Human Resources from January 2009 to March 2013; Vice President, Global Talent Management & Rewards from May 2008 to December 2008; and Director of Organizational Development and Compensation from 2006 to 2008. From 2005 to 2006, Ms. Smith was Global Director of Human Resources for AJC International, Inc. Ms. Smith also held various domestic and global human resource management positions at Lend Lease Corporation, Cendian Corporation and Georgia-Pacific Corporation.

Rob Smith has been Senior Vice President and General Manager, Europe, Africa, Middle East since September 2013. Mr. Smith was the Vice President & General Manager of the global Engine Components Division for TRW Automotive from 2007 to 2013. He served as the Chairman of the Supervisory Board of TRW Automotive GmbH from 2009 to 2013. Prior to joining TRW, Mr. Smith served as Vice President of the Global Automotive Division at Tyco Electronics from 2005 to 2006, and Vice President & General Manager of Bombardier Transportation’s Aftermarket Parts and Material Repair and Overhaul business from 2002 to 2005. From 1993 to 2001, he served in various operations and supply chain roles in the global automotive industry with LucasVarity PLC, Lucas Industries PLC and BMW.
Hans-Bernd Veltmaat has been Senior Vice President — Chief Supply Chain Officer since January 2012. Mr. Veltmaat serves on the Industry Executive Advisory Board for the Executive MBA in Supply Chain Management Program at the Swiss Federal Institute of Technology Zurich. Mr. Veltmaat was Senior Vice President — Manufacturing & Quality from July 2008 to December 2011. Mr. Veltmaat was Group Executive Vice President of Recycling Plants at Alba AG from 2007 to June 2008. From 1996 to 2007, Mr. Veltmaat held various positions with Claas KGaA mbH in Germany, including Group Executive Vice President, a member of the Claas Group Executive Board and Chief Executive Officer of Claas Fertigungstechnik GmbH.
Thomas F. Welke has been Senior Vice President — GSI, Global Grain and Protein, since October 2012. Mr. Welke served as Vice President and Managing Director for GSI China, from August 2011 to September 2012. From May 2008 to April 2010, Mr. Welke served as President of the Global Grain business for GSI Holding Corp. Prior to joining GSI, Mr. Welke worked for Whirlpool Corporation in various leadership roles, including Vice President of European Product Strategy and Business Teams, Vice President of North America Consumer Services, and Vice President of North America Demand and Supply Planning.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
This Compensation Discussion and Analysis describes our compensation philosophy, the compensation programs provided to our NEOs and the decision-making process followed in setting pay levels for our NEOs during 2015. This discussion should be read in conjunction with the tables and related narratives that follow. Our NEOs are:

•	Andrew H. Beck, Senior Vice President — Chief Financial Officer

•	Gary L. Collar, Senior Vice President and General Manager, Asia/Pacific

•	Martin H. Richenhagen, Chairman of the Board, President and Chief Executive Officer

•	Rob Smith, Senior Vice President and General Manager, EAME

•	Hans-Bernd Veltmaat, Senior Vice President — Chief Supply Chain Officer
At the 2015 Annual Meeting, our stockholders expressed their continued support of our executive compensation programs by approving the non-binding advisory vote on our executive compensation, with approximately 90% of shares actually voted supporting our executive compensation policies and practices.
During 2015, we engaged in an outreach program with stockholders to discuss the Company’s compensation philosophy and programs and to receive comments and feedback on a number of matters. Many important topics were discussed, including the effect of industry conditions on our stock price, which limits the correlation of total stockholder return with our executive compensation. As a result of these outreach efforts, we held in-person or telephonic meetings with holders of approximately 50% of the Company’s outstanding shares. The majority of stockholder feedback was positive and provided support for our plans and compensation levels.
In addition, we performed a comprehensive internal review of our executive compensation programs in conjunction with business results. Following our stockholder outreach and thorough internal review, we continue to believe that our executive compensation programs are designed to support the Company and business strategies in concert with our compensation philosophy.
Consistent with our commitment to executive compensation best practices, the following executive compensation practices are in place:

•	The financial performance objectives in our annual and long-term incentive plans are reviewed and approved annually by the Compensation Committee (the “Committee”);

•	Our annual and long-term incentive plans consist of multiple performance objectives, thus mitigating more focus on any one objective in particular;

•	The vesting period for our NEOs’ stock-settled stock appreciation rights is 48 months, and the periods for performance shares and restricted stock units (“RSUs”) are 36 months;

•	Our NEOs (and directors) are subject to stock ownership requirements;

•	Compensation levels for our executives (including NEOs) generally are targeted at median levels of market competitiveness;

•	Our compensation programs support a conservative approach to share usage associated with our stock compensation plans;

•	The design of our compensation programs attempt to mitigate the possibility of excessive risk that could harm the long-term value of AGCO;

•	The use of a “double trigger” in employment agreements, under which both a change in control and a change in employment status have to occur; and

•	We have a clawback provision in place that can require the return of any bonus or incentive compensation.

Compensation Philosophy and Governance
It is AGCO’s practice to compensate executive officers through a combination of cash and equity compensation, retirement programs and other benefits. Our primary objectives are to provide compensation programs that:

•	Align with stockholder interests;

•	Reward performance;

•	Attract and retain quality management;

•	Encourage executive stock ownership;

•	Are competitive with companies of similar revenue size and complexity;

•	Mitigate excessive risk taking; and

•	Are substantially consistent among our locations worldwide.
AGCO’s compensation philosophy was updated and approved by the Committee in July 2015. The philosophy is intended to articulate the Company’s principles and strategy for total compensation and specific pay program elements. It is closely aligned with our business strategy and reflects performance attributes and, as such, ties executives’ interests to those of our stockholders and employees.
AGCO’s compensation philosophy defines total compensation to consist of:

•	Base salary;

•	Annual cash incentive bonuses;

•	Long-term incentives; and

•	Benefits and modest perquisites.
Each element of total compensation is summarized in the chart below:

Component	Philosophy	Strategy/Competitive Positioning
Base Salary	• Establishes the foundation of total compensation and supports attraction and retention of qualified staff	• Generally targeted at median levels of other industrial companies of similar size and complexity
Annual Management Incentive Plan (IC Plan)	• Facilitates alignment of management with corporate objectives to achieve outstanding performance and meet specific AGCO financial goals
•  Target award opportunities competitive with median levels of other industrial companies of similar size and complexity, with minimum and maximum award opportunities ranging from 50% to 200% of target, respectively

Long-Term Incentives (2006 LTI Plan)	• Engages management in achieving longer-term performance goals and making decisions in the best interests of stockholders	• Target award opportunities competitive with median levels of other industrial companies of similar size and complexity
Retirement Benefits	• Supports the attraction and retention of key executives
•  Competitive with general market practices; in the U.S., retirement benefits for executives consists of 401(k) and non-qualified benefits (an Executive Nonqualified Pension Plan)

•  The Executive Nonqualified Pension Plan requires executives to remain employed with the Company until attaining at least age 50 with ten years of service in order to vest in the non-qualified benefits (five years of which must include participation in the ENPP)

•  Effective August 1, 2015, new executives will not participate in the ENPP. Instead, they will participate in a nonqualified defined contribution plan. The Company believes this is in line with market trends.

Perquisites	• Supports the attraction and retention of key executives	• Minimal use, as appropriate

We believe that as an executive’s responsibilities increase, so should the proportion of his or her total pay comprised of annual incentive cash bonuses and long-term incentive compensation. As illustrated below, on average over 75% of our 2015 NEO compensation was variable or “at risk” and tied to AGCO’s performance with the greatest portion associated with long-term incentives:

When establishing the compensation and performance criteria, goals are set that we believe reflect key areas of performance supporting our long-term success. We consider factors such as our current performance compared to industry peers, desired levels of performance improvement, and industry trends and conditions when determining performance expectations within our compensation plans.

Compensation Consultant Independence
The Committee approves all compensation for executive officers, including the structure and design of the compensation programs. The Committee is responsible for retaining compensation consultants and determining the terms and conditions of their engagement, including fees. Since 2005, the Committee has engaged Towers Watson, an internationally recognized human resources consulting firm, to advise the Committee (and at times management) with respect to the Company’s compensation programs and to perform various related studies and projects, including market analysis and compensation program design. A Towers Watson representative reports directly to the Committee as its compensation advisor.
The Committee annually reviews the role of its compensation advisor and believes that the advisor is fully independent for purposes of providing on-going recommendations regarding executive compensation. In addition, and in conjunction with the recent SEC requirements that public companies formally review advisor independence, the Committee concluded that the compensation advisor is independent and provides candid, direct and objective advice to the Committee. To ensure independence:

•	The Committee directly hired and has the authority to terminate the compensation advisor;

•	The compensation advisor reports directly to the Committee and the chairperson;

•	The compensation advisor meets regularly and as needed with the Committee in executive sessions that are not attended by any of the Company’s officers;

•	The compensation advisor and the team at Towers Watson have direct access to all members of the Committee during and between meetings;

•
No regular member of the Towers Watson executive compensation team owns any stock of AGCO, other than possibly investments in mutual funds or other funds that are managed without the member’s input; and

•	The executive compensation advisor and team at Towers Watson do not have any personal or business relationships with any member of the Committee or executive officer of AGCO.
Towers Watson provides the Committee with an annual update on its services and related fees. The Committee determines whether Towers Watson’s services are performed objectively and free from the influence of management. With the full knowledge of the Committee, AGCO has retained a distinct and separate unit of Towers Watson for other services, including broad-based employee retirement and benefit services, and specific projects within multiple countries for various Company subsidiaries.

The Committee also closely examines the safeguards and steps Towers Watson takes to ensure that its executive compensation consulting services are objective, for example:

•	Towers Watson has separated its executive compensation consulting services into a single, segregated business unit within Towers Watson;

•
Towers Watson associates are subject to a comprehensive Code of Conduct and Ethics, which addresses issues including conflicts of interest and associates’ ownership and trading of client company stock, among other areas;

•	The compensation advisor receives no direct incentives based on other services Towers Watson provides to AGCO;

•	The compensation advisor is not the Towers Watson client relationship manager for AGCO; and

•	Neither the compensation advisor nor any member of the advisor’s team participates in any activities related to the administrative services provided to AGCO by other Towers Watson business units.
For these reasons, the Committee does not believe that Towers Watson’s services for AGCO’s employee retirement and benefit plans, or its specific projects, compromise its compensation advisor’s ability to provide the Committee with perspective and advice that is independent and objective.
The total amount of fees for consulting services provided to the Committee in 2015 by its compensation advisor was approximately $240,000. The total amount of fees paid by AGCO to Towers Watson in 2015 for all other services, excluding Committee services, was approximately $1,350,000. These other services are mainly related to actuarial services for the Company’s defined benefit plans and pension administration services.

Competitive Analyses
We perform competitive analyses with respect to cash compensation, long-term equity incentives and executive retirement programs. These analyses are conducted regularly and include a comparison to nationally recognized compensation surveys, as well as a comparison to a peer group of other industrial companies. These competitive analyses provide us with information regarding ranges and median compensation levels, as well as the types of compensation practices followed at other companies. The analyses are used to review, monitor and establish appropriate and competitive compensation guidelines, determine the appropriate mix of compensation programs and establish the specific compensation levels for our executives.
The Committee last performed an external market review in 2014 that examined the competitiveness of the Company’s NEOs’ total compensation. The analysis reviewed the dollar value of the compensation, as well as the mix of compensation between base salary, annual cash incentive bonus and LTI pay. The Committee’s goal is to provide base salary, target total cash compensation (e.g., base salary plus target bonus opportunity) and target total direct compensation (e.g., target total cash plus target LTI opportunity) for each NEO within plus or minus 20% of the market median, which reflects an average of published survey data and information from peer proxy statements.
Target total direct compensation positioning for each of the Company’s NEOs relative to the external market is summarized below:

Target Total Direct Compensation
Executive	Competitive Market Range
Mr. Beck		t
Mr. Collar			t
Mr. Richenhagen			t
Mr. Smith			t
Mr. Veltmaat				t
	Low To Median	Near Median			High To Median
The Committee uses the external market review to help it make informed decisions regarding NEO compensation. For the Chief Executive Officer, the Committee recognizes the critical nature of this role, his higher level of responsibility within the Company and his more pervasive influence over our performance and, therefore, provides market competitive levels of compensation that differ from levels of compensation paid to other NEOs. Mr. Richenhagen, as Chief Executive Officer of the Company, is placed in his own level based purely on median market information and benchmarking.
The Company’s Senior Vice Presidents (“SVPs”) are grouped into two tiers. All of the General Managers, the Chief Financial Officer and the Chief Supply Chain Officer are grouped together in the first tier, and the Company’s other functional SVPs are grouped together in the second tier. It is our philosophy to compensate SVPs within each tier similarly, including each of the General Managers and the Chief Financial Officer, even though market data might suggest otherwise.

The Committee, in recognition of the collaborative efforts of the General Managers operating not only their respective businesses, but also our worldwide business, sets the compensation of all General Managers at similar levels. In Mr. Beck’s case, the Committee’s view is that the Chief Financial Officer should not be paid significantly more than the General Managers, which is consistent with our compensation philosophy and reinforced by the internal grouping of the Company’s executives. However, in recognition that external market data for Mr. Beck’s position is higher than external market data for the General Managers, he received a slightly larger LTI award in 2015. In the case of Mr. Veltmaat, whose target total direct compensation is slightly above median levels, the pay positioning of his role is targeted to approximate the upper end of the grade range due to the criticality of his role within the organization.
As part of its regular process, the Committee reviewed our peer group in July 2015 to ensure that the included companies are viable comparators for determining that total compensation for NEOs aligns with market. Companies approximately one-half to two times AGCO’s revenue size are primarily considered by the Committee. Prior to the Committee review, the Company’s peer group consisted of 20 companies. Upon review, TRW Automotive Holdings was removed due to the fact that it is being acquired. The Committee believes that the companies in the current peer group reflect AGCO’s size and closely align with our business and the markets in which we serve and operate as well as recruit talent. The composition of the current peer group (19 companies) is shown below:

• BorgWarner Inc.	• Illinois Tool Works Inc.	• Rockwell Automation, Inc.
• Cummins, Inc.	• Ingersoll-Rand Company Limited	• SPX Corporation
• Danaher Corporation	• Joy Global Inc.	• Stanley Black & Decker
• Dover Corporation	• Navistar International Corporation	• Terex Corporation
• Eaton Corporation	• Oshkosh Corporation	• Textron Inc.
• Emerson Electric Co.	• PACCAR Inc.
• Flowserve Corporation	• Parker Hannifin Corporation
The Committee will continue to review the composition of the peer group and make updates as needed.

Base Salary
In April 2015, the Committee did not provide base salary increases to our NEOs. The base salary for Martin Richenhagen, Chief Executive Officer, remained at $1,345,575.

Annual Cash Incentive Bonuses
Incentive compensation is based on AGCO’s performance, as well as the contribution of executive officers through the leadership of their respective regional or functional areas. For NEOs with a regional focus, their goals are established primarily for operational performance in their geographic area or other quantitative objectives based on their specific responsibilities. Incentive compensation opportunities are expressed as a percentage of the executive officer’s base salary. The annual award opportunities for the NEOs in 2015 are shown in the chart below:

	Opportunity as a Percentage of Base Salary			Portion Attributable To:
Name	Minimum Award	Target Award	Maximum Award	Corporate Goals	Regional / Functional Goals
Mr. Beck	50%	100%	200%	100%	0%
Mr. Collar	45%	90%	180%	50%	50%
Mr. Richenhagen	70%	140%	280%	100%	0%
Mr. Smith	45%	90%	180%	50%	50%
Mr. Veltmaat	45%	90%	180%	100%	0%

Under the IC Plan, graduated award payments of 50% of target are made if a minimum of approximately 80% of the target goal is met, increasing to the maximum payout when approximately 140% of the target goal is met. The corporate objectives are set at the beginning of each year and approved by the Committee based upon a budget approved by the Finance Committee. However, unless a threshold of approximately 60% of the adjusted earnings per share (“EPS”) target goal is reached, no awards are paid regardless of performance relative to the other target goals. For the year ended December 31, 2015, the corporate objectives were based on targets for EPS, free cash flow, operating margin as a percentage of net sales, and quality improvement. The calculation of these measures and corporate weightings are as follows:

•	EPS: Diluted and adjusted to exclude restructuring expenses and certain other approved items (40% weight).

•	Free Cash Flow: Operating cash flow (excluding restructuring payments) minus capital expenditures (30% weight).

•	Operating Margin as a Percentage of Net Sales: The percentage calculated when income from operations is divided by net sales (20% weight). This measure also excludes certain infrequent items.

•	Quality Improvement: Customer satisfaction index (which measures the operational quality of products upon delivery) and repair frequency (10% weight).

Other adjustments to the above measures are made at the Committee’s discretion.
In addition to corporate goals, the plan engages participants to focus on regional and functional goals to provide incentives for behaviors linked to business drivers, such as operating margin improvement. For participants with direct regional responsibility, the corporate portion is a minimum of 50% of the total target award. For these participants, regional goals are also 50%, except for our Chief Executive Officer, Chief Financial Officer and Chief Supply Chain Officer, who are measured solely on corporate goals. For participants with direct functional responsibility, the corporate portion is 100% of the total target award. Goal setting is based on internal planning informed by external factors. The regional goals drive alignment with corporate goals and the Company’s overall performance. These goals are generally focused on expense management, marketshare improvement and operating margin.
As discussed above under Proposal Number 3, agricultural equipment industry demand has significantly weakened over the last two years as a result of reduced commodity prices and farm income. In response to the cyclical decline, the Committee reduced the performance targets for 2015 for payments under the IC Plan so that they would reflect industry-wide challenges and provide appropriate and achievable incentives. Had adjustments not been made, the IC plan would not have appropriately incented or rewarded the commitment and effort being put forth by the Company’s management during a period when demands on management are critical to the long-term success of the Company. For 2015, targets for each of the measures and AGCO’s performance are summarized below:

Measure(1)	Weight	Bonus Objective	Performance	Percent Achieved	Earned Award
Earnings Per Share	40%	$3.25	$3.28	101%	41.20%
Free Cash Flow	30%	$300.2	$325.6	108%	36.00%
Operating Margin as a Percentage of Sales	20%	5.8%	5.1%	86%	13.00%
Quality Improvement	10%				20.00%
- Customer Satisfaction Index		+ 2 pts.	+ 4 pts.	> 140%
- Repair Frequency		-10.0%	-38.0%	> 140%

(1)	Dollar amounts stated in millions, except per share amounts.
In setting performance goals each year, the Committee performs a comprehensive review of factors that may influence Company performance, including market trends, industry cyclicality and other volatility factors, and aims to set performance goals that are calibrated to industry and Company performance expectations. In 2015, target performance goals for EPS, free cash flow and operating margin as a percentage of sales were set lower as compared to 2014 due to anticipated continued strong contraction in the agricultural equipment sector resulting from lower commodity prices and farm income. For 2015, the Committee determined that the Company met the minimum performance level for EPS to warrant an incentive payout, and performed above target on three of the four performance measures. As a result, the corporate portion of bonuses paid to NEOs reflects approximately 110% of the established target.
The IC Plan also provides for payment of a pro rata portion of the participant’s bonus upon a change of control, as well as additional bonus payments to certain participants terminated without cause within two years of a change of control. This is further explained in “Severance Benefits and Change of Control.” The IC Plan is designed to be deductible under Section 162(m) of the IRC.

Long-term Incentives
We provide performance- and retention-based equity opportunities to the NEOs. LTI represents a significant component of total compensation and weighs heavily in the overall pay mix for executives. The overarching principles of the 2006 LTI Plan are:

•	LTI is performance-based and intended to engage executives in achieving longer-term goals and to make decisions in the best interests of stockholders;

•	Target award opportunities are generally competitive with median levels of other companies of similar size, industry and complexity;

•	Realizable gains are intended to vary with Company performance and stock price growth; and

•	Performance goals are aligned with stockholder interests and support the long-term success of AGCO, and awards are designed to be deductible under Section 162(m) of the IRC.
The following table summarizes the mix, performance measurements and general terms for each form of equity awarded to our NEOs for 2015 under our 2006 LTI Plan:

	Performance Share Plan (“PSP”)	Stock-Settled Stock Appreciation Rights (“SSARs”)	Restricted Stock Units (“RSUs”)
LTI Mix	60%	20%	20%
Description	• Performance shares that are earned on the basis of AGCO’s performance versus pre-established goals for a three-year cycle	• SSARs provide the right to receive share appreciation over the grant price, payable in whole shares of AGCO common stock	• RSUs are full share equivalents, payable at the end of the vesting period
Performance Measurements	• 50% Cumulative Earnings Per Share • 50% Average Return on Invested Capital (“ROIC”)	• Stock price appreciation	• Stock price appreciation, as the total value of RSUs is influenced by stock price
Vesting Period	• Vest in full at the end of the three-year cycle • Number of shares earned depends on performance	• Vest in equal installments over four years	• Vest in equal installments over three years
Restrictions / Expiration	• Converted to AGCO common stock upon vesting	• Expire seven years from the grant date	• N/A
Competitive Positioning	• Target award levels set at median level of market competitiveness • Threshold and outstanding performance levels intended to range from 25th to 75th percentile of market competitiveness, respectively	• Median level of market competitiveness	• Median level of market competitiveness
From time to time, the Committee may also utilize special incentives to support strategic initiatives and to strengthen retention of management. In January 2015, the Compensation Committee approved long-term incentive awards for 2015 eligible plan participants. Long-term incentive awards for the NEO’s in 2015 are summarized in the table below under the caption “2015 Grants of Plan-Based Awards.”
For grants under the PSP, cumulative EPS and average ROIC were chosen as performance measures because they are meaningful measures of our performance and have a strong correlation to generating stockholder value over the long-term. The Committee established three levels of performance for each measure: threshold, representing the minimum level of performance that warrants a payout; target, representing a level of performance where median target compensation levels are appropriate; and outstanding, representing a maximum realistic performance level where increased compensation levels are appropriate. The cumulative EPS and average ROIC goals are linked within a performance award matrix which is used to determine the number of shares earned in various combinations of performance. The award opportunity levels are expressed as multiples of the executive’s “target” award opportunity.
The matrix of award opportunities is illustrated below:

		Cumulative Earnings Per Share (EPS)
		Below Threshold	Threshold	Target	Outstanding
Average ROIC	Outstanding	100.0%	116.5%	150.0%	200.0%
	Target	50.0%	66.6%	100.0%	150.0%
	Threshold	16.5%	33.3%	66.6%	116.5%
	Below Threshold	0.0%	16.5%	50.0%	100.0%
If the actual performance of the goal falls in between the established goals for threshold, target and outstanding performance, the associated payout factor will be calculated using a straight-line interpolation between the two goals. The Committee has the discretion to exclude restructuring and certain other items from the calculation of cumulative EPS or average ROIC in order to ensure the 2006 LTI Plan is equitable and executive decisions and actions are not inhibited by their projected impact on the 2006 LTI Plan.
For the awards granted in 2013 under the PSP, the Committee determined that, based on the Company’s performance for the most recently completed three-year PSP performance cycle (2013-2015), the Company achieved below “threshold” on both the cumulative EPS and average ROIC goals, thus producing no payout as shown in the chart below. The information provided below includes adjustments made by the Committee in accordance with the 2006 LTI Plan for certain items.

Measure	Threshold	Target	Outstanding	Actual	Earned Award
Cumulative EPS	$16.08	$18.41	$20.41	$13.95	0%
Average ROIC	13.3%	14.4%	16.0%	10.7%	0%
Average					0%
The target award and actual number of shares received by the NEOs for the three-year performance cycle covering 2013-2015 are shown below:

Three-Year Performance Cycle (2013-2015)
Name	Target Award	Actual Award
Mr. Beck	19,500 shares	0 shares
Mr. Collar	15,400 shares	0 shares
Mr. Richenhagen	102,500 shares	0 shares
Mr. Smith	12,320 shares	0 shares
Mr. Veltmaat	15,400 shares	0 shares
In 2015, the Committee established award opportunities for executives covering a new three-year PSP performance cycle (2015-2017), as well as a new grant of SSARs and RSUs. The Committee’s strategy is to regularly evaluate the size of award levels by taking into consideration market trends, the industry’s cyclicality and other appropriate factors. New targets covering the 2015 three-year performance cycle were established for cumulative EPS and average ROIC that take into account current and projected industry conditions so that the goals are realistically aligned with what the Company believes is achievable.
We consider the target goals for PSP awards for uncompleted cycles to be confidential. Historically, the Committee has established target goals for our executive officers that the Committee believed at the time of grant were reasonably achievable.
In 2010 and 2015, the Committee established Margin Growth Improvement Plans (“MGIP”s). These supplemental PSPs focused exclusively on achieving an aggressive growth rates on the Company’s operating margins. The Company did not achieve the minimum performance levels required to earn payouts from these supplemental PSPs.
The Committee approves all grants of stock-based compensation to the Chief Executive Officer and all other executive officers. The Chief Executive Officer, with the assistance of the Senior Vice President — Global Business Services, assists the Committee with recommendations for award levels for all other executive officers based on external competitive analyses. Our policy is that SSARs are awarded with exercise prices at or above the fair market value of the Company’s common stock on the date of the grant.

Clawback of Incentive Compensation
We have a Compensation Adjustment and Recovery Policy. Pursuant to the policy, if the Board learns of any misconduct by an officer of AGCO or one of its subsidiaries that contributed to our having to restate our published financial statements, it shall take, or direct to take, such action as it deems reasonably necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, take remedial action against the individual in violation of the policy. In determining whether remedial action is appropriate, the Board shall take into account such factors as it deems relevant, including whether the misconduct reflected negligence, recklessness or intentional wrongdoing. Remedial action may include dismissal and initiating legal action against the officer.
In addition, the Board will, to the full extent permitted by governing law, in all appropriate cases, direct us to seek reimbursement of any bonus or incentive compensation awarded to an officer, or effect the cancellation of unvested, restricted or deferred equity awards previously granted to an officer, if: (1) the amount of the bonus or incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced as part of a restatement; (2) the officer engaged in intentional wrongdoing that contributed to the restatement; and (3) the amount of the award would have been lower had the financial results been properly reported.
In determining what action to take or to require to take, the Board may consider, among other things, penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities, the impact upon us in any related proceeding or investigation of taking remedial action against an officer, and the cost and likely outcome of taking remedial action. The Board’s power to determine the appropriate remedial action is in addition to, and not in replacement of, remedies imposed by such authorities.
Without by implication limiting the foregoing, following a restatement of the Company’s financial statements, we also shall be entitled to recover any compensation received by the Chief Executive Officer and Chief Financial Officer that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.
The policy further specifies that the authority vested in the Board under the policy may be exercised by any committee thereof. In addition, this policy will be evaluated after the SEC issues final rules implementing the clawback provisions set forth in the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Share Ownership and Retention Requirements
Share ownership by directors and executive officers emphasizes the alignment of their interests with those of stockholders. The Company’s stock ownership program requires (i) non-employee directors to own common stock, or other equity equivalents, equal in value to four times the value of the annual retainer, (ii) the Chief Executive Officer to own common stock, or other equity equivalents, equal in value to five times annual salary, and (iii) all other executive officers to own common stock, or other equity equivalents, equal in value to three times their respective annual salaries. Once the minimum ownership level is achieved, an individual will remain qualified if he or she continues to hold at least the number of shares that is initially required regardless of the change in market value of the underlying stock. Any person becoming a director or executive officer has four-years from his or her election to comply with the stock ownership requirements. The Company’s directors and NEOs all currently meet these requirements.

Hedging and Pledging Policy
We have a Hedging and Pledging Policy. Board members and officers are prohibited from, directly or indirectly, (1) pledging a significant number of the Company’s equity securities, or (2) hedging with respect to any of the Company’s equity securities. For these purposes, (a) “pledging” includes the intentional creation of any form of pledge, security interest, deposit, lien or other hypothecation, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any equity securities, whether with or without notice, consent, default or otherwise, but does not include either the involuntary imposition of liens, such as tax liens or liens arising from legal proceedings, or customary purchase and sale agreements, such as Rule 10b5-1 plans, and (b) “significant” means the lesser of 1% of the Company’s outstanding equity securities and 50% of the equity securities of the Company owned by the board member or officer. Also for these purposes, “hedging” includes any instrument or transaction, including put options and forward-sale contracts, through which the board member or officer offsets or reduces exposure to the risk of price fluctuations in a corresponding equity security. “Equity securities” include common stock, voting preferred stock and options and other securities exercisable for, or convertible into, settled in, or measured by reference to, any other equity security determined on an as-exercised and as-converted basis. The equity securities attributable to a board member or officer for these purposes shall include equity securities attributable to the board member or officer under either Section 13 or Section 16 of the Securities Exchange Act of 1934. In addition, equity securities that are pledged shall not be counted toward board member and officer ownership requirements.

Compensation Risk Assessment
AGCO regularly reviews compensation plans and practices to ensure they are appropriately structured and aligned with business objectives, and not designed to encourage executives to take unwarranted risks. Specifically, the overall design of the compensation philosophy and plans mitigate risks because: (1) the financial performance objectives of the short and long-term incentive plans are reviewed and approved annually by the Board; (2) the plans consist of multiple performance objectives, thus lessening the focus on any one in particular; (3) short and long-term incentive payouts are capped for all participants; and (4) the Company has in place a clawback provision that can require the return of bonus and other incentive compensation.

Tax Considerations
Section 162(m) of the IRC generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one year to any employee. Performance-based compensation is not subject to the limits on deductibility of Section 162(m), provided that such compensation meets certain requirements, including stockholder approval of material terms of compensation.
The Committee attempts to provide NEOs with incentive compensation programs that will preserve the tax deductibility of compensation paid by the Company, to the extent reasonably practicable and to the extent consistent with the Company’s other compensation objectives. The Committee believes, however, that stockholder interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Retirement Benefits
We believe that offering competitive retirement benefits is important to attract and retain top executives. Our U.S.-based executives participate in a non-qualified executive defined benefit plan in addition to a traditional defined contribution 401(k) plan. For our Company’s 401(k) plan, AGCO generally contributed approximately $11,925 to each eligible executive’s 401(k) account during 2015, which was the maximum contribution match allowable under the Company’s 401(k) Plan.
For U.S. executives, we maintain an Executive Nonqualified Pension Plan (“ENPP”), which is designed to provide competitive retirement benefits that will attract and retain our executives. Historically, the ENPP has provided U.S.-based executive officers with retirement income for a period of 15 years based on a percentage of the average of their highest three non-consecutive years of base salary and bonus during their final 10 years of employment (referred to as their “three-year average compensation”), reduced by the executive officer’s social security benefits and 401(k) employer-matching contributions, as if the executive had made the maximum contribution. The benefit paid to the executive officers is 3% of their three-year average compensation multiplied by credited years of service, with a maximum annual benefit of 60% of their three-year average compensation. Benefits under the ENPP vest if the participant has attained age 50 with at least ten years of service (five years of which must include participation in the ENPP), but are not payable until the participant reaches age 65.
In 2015, the ENPP was amended such that executives who remain with AGCO until age 65 will have their benefits continue as a lifetime annuity after the 15-year certain period ends (i.e. at age 80). The 15-year period was originally intended to emulate a lifetime annuity (or an equivalent value if a joint and survivor annuity was selected by the participant). Based on the most recent mortality study issued by the Society of Actuaries, we expect our executives will live beyond the age of 80. In order to meet our original objective of providing a lifetime annuity, the Company added this new benefit. An executive must remain with the Company until age 65 with at least ten years of service (five years of which must include participation in the ENPP) to vest in this benefit that begins at age 80.
The ENPP was closed to new entrants effective July 31, 2015. New executives who meet eligibility requirements will participate in a new nonqualified defined contribution plan. All of the U.S. NEOs in 2015 participated in the defined benefit ENPP.
For executives not based in the U.S., AGCO has taken steps in recent years to align certain features of its pension or retirement plans, recognizing that benefit formulas are driven by local market competition and trends. Additional details regarding retirement benefits are provided in the tables below under the captions “2015 Summary Compensation Table” and “2015 Pension Benefits Table.”
Severance Benefits and Change of Control
Reasonable severance benefits are necessary to attract top executives. The levels of severance benefits provided to executives are designed to take into account the difficulty executives may have to find comparable employment.
Employment agreements with the executives provide severance benefits when the termination is without “cause” or for termination with “good reason.” The severance benefit depends on whether the termination involved a change of control. For terminations without “cause” or for “good reason” that do not involve a change of control, the severance benefit allows for the executives to receive his or her base salary for a period of up to two years and a pro rata portion of the bonus to which the executive would have been entitled for the year of termination had the executive remained employed for the entire year.

Specifically for the NEOs, Messrs. Collar, Smith and Veltmaat may receive their respective base salaries and bonus amounts for one year upon termination. Mr. Beck may receive his base salary and bonus amount for two years upon termination. Mr. Richenhagen will be eligible for a severance benefit that allows him to receive his base salary for two years upon termination and a bonus equal to two times the average of the prior two completed years and the current year’s trend. Consistent with the severance benefits provided to other NEOs, Mr. Richenhagen’s severance benefit would be reduced or terminated at the time he found new employment. The Company also continues health and life insurance benefits during the time the severance benefits are paid for U.S.-based executives. A terminated U.S.-based executive also is entitled to receive any vested benefits under the ENPP payable beginning at age 65.
We also believe it is important to provide certain additional benefits upon a change of control in order to protect the executive’s retirement benefits and potential income that would be earned associated with our equity incentive plans. In addition, it is our belief that the interests of stockholders will be best served if the interests of the Company’s senior management are in alignment. By providing certain change of control benefits, we believe executives will not be reluctant to consider potential change of control transactions that may be in the best interests of stockholders.
The Board has approved post-employment compensation to NEOs for terminations that occur within two years of a change of control. In such case, the executive would receive a lump-sum payment equal to (i) two times his or her base salary in effect at the time of termination, (ii) a pro-rata portion of his or her bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to one or two times the three year average of his or her awards received during the prior two completed years and the current year’s trend (except that for Mr. Richenhagen, the lump sum payment would equal (i) three times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus earned for the year of termination and (iii) a bonus equal to three times the three year average of Mr. Richenhagen’s awards received during the prior two completed years and the current year’s trend), and the executive would also be entitled to receive specific retirement benefits and the acceleration of vesting of outstanding equity awards. Upon a change of control, our equity incentive plan allows for all unearned awards to become fully vested and exercisable, and all performance goals applicable to an award will be deemed automatically satisfied with respect to the greater of the target level of compensation expected to be attained pursuant to such award or the level of performance dictated by the trend of the Company’s actual performance, so that all of such compensation shall be immediately vested and payable.
All benefits under the ENPP or amended ENPP that have been earned based on years of service also become vested. Any executives terminated upon a change of control and loss of job would also be entitled to the severance benefits described above and receive a gross-up for excise taxes due on any payments. There is no gross-up for ordinary income taxes associated with payouts from a change of control. An excise tax gross-up would be equitable and is necessary to offset the potential differences among executives for varying levels of stock holdings.
For purposes of these benefits, a “change of control” occurs, in general, when either (i) one or more persons acquire common stock of the Company that, together with other stock owned by the acquirers, amounts to more than 50% of the total fair market value or total voting power of the stock, (ii) one or more persons acquire during a 12-month period stock of the Company that amounts to 30% or more of the total voting power of the stock, (iii) a majority of the members of the Board of the Company are replaced in any 12-month period by directors who are not endorsed by a majority of the directors then in office, or (iv) with some exceptions, one or more persons acquire assets from the Company that have a total fair market value equal to or greater than 40% of the aggregate fair market value of all of the Company’s assets.

Perquisites and Other Benefits
We believe that cash and incentive compensation should be the primary focus of compensation and that perquisites should be modest. Perquisites are periodically reviewed for executives to ensure conformity with this policy. The primary perquisites available to executives are the use of a leased automobile and the reimbursement of dues associated with a social or athletic club. The Company does not allow executive officers the use of our leased aircraft for personal use. Supplemental life and disability insurance is also provided for executives. The life insurance generally provides for a death benefit of six times the executive officer’s base salary.
For executives on international assignments, additional expatriate benefits are designed to compensate the employee for differences in costs of living and taxation between the executive’s home country and host country. In addition, additional financial assistance is provided to the assignee for expenses such as relocation, children’s education, tax preparation and home leave travel.
Executives also participate in our other benefit plans on the same general terms as other employees. These plans may include medical, dental and disability insurance coverage.

Post-Employment Compensation
Each of the NEOs is covered by an employment agreement with AGCO. These agreements provide post-employment compensation and benefits in the event of certain types of termination of employment, including death, disability, involuntary termination without cause, or termination for good reason by the executive. For further detail on the post-employment compensation and benefits each NEO is entitled to in the event of certain types of termination, please refer to the tables below under the caption “Other Potential Post-Employment Payments.”

Summary
Overall, we believe our executive compensation programs accomplish the objectives for which they have been designed and are in concert with the compensation philosophy. We believe the competitive compensation that is provided to our executives is reasonable based on competitive market practices and has enabled us to attract and retain a strong management team generating strong results in a challenging industry environment. We further believe that our short-term and long-term incentive programs appropriately reward AGCO’s executives for their achievement of performance goals and that these programs sufficiently align the interests of the executives with those of the stockholders.

SUMMARY OF 2015 COMPENSATION
The following table provides information concerning the compensation of the NEOs for the Company’s three most recently completed years ended December 31, 2013, 2014 and 2015.
In the column “Salary,” we disclose the amount of base salary paid to the NEO during the year. In the columns “Stock Awards” and “SSAR Awards,” we disclose the award of stock, SSARs or RSUs measured in dollars and calculated in accordance with ASC 718. For SSARs, the ASC 718 aggregate grant date fair value per share is based on certain assumptions that the Company explains in Note 10 to our Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2015. For awards of stock, the ASC 718 aggregate grant date fair value per share is equal to the closing price of the Company’s common stock on the date of grant. The amounts disclosed as the aggregate grant date fair value of the stock awards granted under the PSP and MGIP are computed at the probable outcome of the performance conditions, or “target” level. The actual amounts that will be earned are dependent upon the achievement of pre-established performance goals. Please also refer to the table below under the caption “2015 Grants of Plan-Based Awards.”
In the column “Non-Equity Incentive Plan Compensation,” we disclose amounts earned under our IC Plan. The amounts included with respect to any particular year are dependent on whether the achievement of the relevant performance measure was satisfied during the year.
In the column “Change in Pension Value and Non-Qualified Earnings,” we disclose the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit and actuarial benefit plans (including supplemental plans) in 2015.
In the column “All Other Compensation,” we disclose the sum of the dollar value of all perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000.
The Company currently has employment agreements with Messrs. Beck, Collar, Richenhagen, Mr. Smith and Veltmaat. The employment contracts provide for current base salaries at the following annualized rates per annum: Mr. Beck — $530,000; Mr. Collar — $480,000; Mr. Richenhagen — $1,345,575; Mr. Smith — $580,295; and Mr. Veltmaat — $575,000. Messrs. Beck, Collar, Richenhagen, Mr. Smith and Veltmaat’s employment contracts continue in effect until terminated in accordance with their terms. Actual amounts paid in the year vary slightly due to timing of pay periods. In addition to the specified base salary, the employment contracts provide that each executive officer shall be entitled to participate in benefit plans and other arrangements generally available to senior executive officers of the Company.

2015 SUMMARY COMPENSATION TABLE

Name and Principle Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	SSAR Awards(2) ($)	Non-Equity Incentive Plan Compen- sation(3) ($)	Change in Pension Value and Non- Qualified Earnings(4) ($)	All Other Compen- sation(5) ($)	Total ($)
Andrew H. Beck, Senior Vice President — Chief Financial Officer	2013	490,159	—	987,675	307,983	718,573	—	38,886	2,543,276
	2014	521,250	—	868,273	193,011	271,050	867,885	39,323	2,760,792
	2015	530,000	—	1,072,424	131,898	584,060	861,996	35,331	3,215,709
Gary L. Collar, Senior Vice President and General Manager, Asia/Pacific	2013	450,546	—	780,010	243,906	575,189	414,105	517,396	2,981,152
	2014	473,750	—	668,732	149,682	430,639	909,138	801,387	3,433,328
	2015	480,000	—	892,672	105,222	238,032	1,175,312	789,997	3,681,235
Martin H. Richenhagen, Chairman, President and Chief Executive Officer	2013	1,266,159	—	5,191,625	1,622,595	2,598,665	988,672	74,644	11,742,360
	2014	1,329,556	—	4,664,945	1,037,270	967,917	2,615,872	88,756	10,704,316
	2015	1,345,575	—	5,480,030	744,705	2,075,953	4,243,914	85,340	13,975,517
Rob Smith, Senior Vice President and General Manager, EAME	2013	197,853	—	1,534,713	565,739	178,058	52,440	2,395	2,531,198
	2014	608,289	—	668,732	149,682	142,340	147,404	100,105	1,816,552
	2015	580,295	—	892,672	105,222	800,895	132,702	86,274	2,598,060
Hans-Bernd Veltmaat, Senior Vice President — Chief Supply Chain Officer	2013	557,095	—	780,010	243,906	731,120	371,303	45,992	2,729,426
	2014	571,375	—	668,732	149,682	267,403	840,287	55,030	2,552,509
	2015	575,000	—	892,672	105,222	570,285	871,006	45,843	3,060,028

(1)	Stock Awards for 2014
In 2014, awards were granted under a three-year performance cycle under the PSP. The amounts above reflect the aggregate grant date fair value computed in accordance with ASC 718 in relation to the 2014 three-year performance cycle at the probable outcome of the performance conditions, or “target” level, at the date of grant. The actual amounts that will be earned under the 2014-2016 three-year performance cycle are dependent upon the achievement of pre-established performance goals. Assuming the maximum level of performance conditions, the following would be the value of the award on the date of grant: Mr. Beck — $1,736,546; Mr. Collar — $1,337,464; Mr. Richenhagen — $9,329,890; Mr. Smith — $1,337,464; and Mr. Veltmaat — $1,337,464.
Stock Awards for 2015
In 2015, awards were granted under a three-year performance cycle under the PSP, under a six-month cycle under a MGIP for a performance period that commenced in July 2015 and ended in December 2015 and RSUs that vest in equal installments over three years from the date of grant. The amounts above reflect the aggregate grant date fair value computed in accordance with ASC 718 in relation to both the 2015 three-year performance cycle and the MGIP at the probable outcome of the performance conditions, or “target” level, at the date of grant, as well as the grant date fair value of RSUs. The actual amounts that will be earned under the 2015-2017 three-year performance cycle differ as disclosed above, and are dependent upon the achievement of pre-established performance goals. Assuming the maximum level of performance conditions under the 2015-2017 three-year performance cycle, the following would be the value of the award on the date of grant: Mr. Beck — $1,358,720; Mr. Collar — $1,086,976; Mr. Richenhagen — $7,685,260; Mr. Smith — $1,086,976; and Mr. Veltmaat — $1,086,976. Assuming the maximum level of performance conditions under the six-month cycle under the MGIP, which is the “target” level, the following would be the value of the award on the date of grant: Mr. Beck —$160,500; Mr. Collar —$160,500; Mr. Richenhagen —$321,000; Mr. Smith —$160,500; and Mr. Veltmaat —$160,500. We did not achieve the “target” goal for the pre-established target for the six-month MGIP and therefore the value of the awards is zero. The following were the value of the RSUs on the date of grant: Mr. Beck —$232,564; Mr. Collar —$188,684; Mr. Richenhagen —$1,316,400; Mr. Smith —$188,684; and Mr. Veltmaat —$188,684.

(2)
SSARs were awarded on January 23, 2013, January 22, 2014 and January 21, 2015. The SSARs vest over four years from the date of grant, or 25% per year. The amounts above reflect the aggregate grant date fair value computed in accordance with ASC 718.

(3)	Non-Equity Incentive Plan Compensation for 2013. All annual incentive awards for 2013 were performance-based. These payments were earned in 2013 and paid in February or March 2014 under the IC Plan.
Non-Equity Incentive Plan Compensation for 2014. All annual incentive awards for 2014 were performance-based. These payments were earned in 2014 and paid in February or March 2015 under the IC Plan.
Non-Equity Incentive Plan Compensation for 2015. All annual incentive awards for 2015 were performance-based. These payments were earned in 2015 and paid in February or March 2016 under the IC Plan.

(4)
The change in each officer’s pension value is the change in the Company’s obligation to provide pension benefits (at a future retirement date) from the beginning of the year to the end of the year. The obligation shown in the Pension Benefits Table is the value today of a benefit that will be paid at the officer’s normal retirement age, based on the benefit formula and his or her current salary and service. The values shown in the Summary Compensation Table represent the change in the pension obligation since the prior year.

Change in pension values during the year may be due to various sources such as:

•
Service accruals:    The benefits payable from the pension plans increase as participants earn additional years of service. Therefore, as each executive officer earns an additional year of service during the year, the benefit payable at retirement increases. Each of the NEOs who participate in a pension plan earned an additional year of benefit service during 2015 except for Mr. Beck who has already earned the maximum benefit service allowed under the plan.

•
Compensation increases/decreases since prior year:    The benefits payable from the pension plans are related to salary. As executive officers’ salaries increase (decrease), then the expected benefits payable from the pension plans will increase (decrease) as well.

•
Aging:    The amounts shown above are present values of retirement benefits that will be paid in the future. As the officers approach retirement, the present value of the liability increases due to the fact that the executive officer is one year closer to retirement than he was at the prior measurement date.

•
Changes in assumptions:    The amounts shown in the “2015 Pension Benefits Table” are present values of retirement benefits that will be paid in the future. The discount rate used to determine the present value is updated each year based on current economic conditions. This assumption does not impact the actual benefits paid to participants. The discount rate increased from 2014 to 2015, which resulted in a decrease in the present value of the officers’ benefits.

•
Plan amendments:    The Company periodically amends the retirement programs in order to remain competitive locally and/or align with our global benefits strategy. In 2015, the ENPP was amended such that executives who remain with AGCO until age 65 will have their benefits continue as a lifetime annuity after the 15 year certain period ends (i.e. at age 80). This resulted in an increase in the present value of the officers’ benefit.

While Mr. Beck’s pension annuity value increased due to service and compensation changes during 2013, the increase in the discount rate during 2013 resulted in a net decrease of $73,158 in the present value of his benefit. As a result, the change in his pension value was reported as $0 during 2013.
The pension benefits and assumptions used to calculate these values are described in more detail under the caption “Pension Benefits.”

(5)	The amount shown as “All Other Compensation” includes the following perquisites and personal benefits for the year ended December 31, 2015:

Name	Club Membership ($)	Defined Contribution Match ($)	Life Insurance(a) ($)	Car Lease and Maintenance(b) ($)	Other(c) ($)	Total ($)
Andrew H. Beck	7,872	11,925	3,892	11,642	—	35,331
Gary L. Collar	—	11,925	6,775	12,676	758,621	789,997
Martin H. Richenhagen	7,824	11,925	31,274	33,277	1,040	85,340
Rob Smith	—	—	—	22,411	63,863	86,274
Hans-Bernd Veltmaat	7,824	11,925	8,357	17,737	—	45,843

(a)	These amounts represent the value of the benefit to the executive officer for life insurance policies funded by the Company.

(b)	These amounts represent car lease payments made by the Company for cars used by executives and/or their family members, as well as payments for related gas and maintenance costs.

(c)
The amount for Mr. Collar includes benefits he received as an expatriate as follows: tax equalization payments — $651,382; commercial airfare related to Mr. Collar’s wife at business-related events in New Zealand and China — $27,747; moving expenses  — $73,881; cost of living adjustment — $3,311; tax preparation fees — $1,966; and housing allowance — $334. The amount for Mr. Richenhagen includes estate planning fees — $1,040. Mr. Richenhagen’s wife and daughter accompanied Mr. Richenhagen when the Company’s corporate aircraft was used for attendance at corporate functions at no incremental cost. The amount for Mr. Smith includes housing allowance  — $49,916 and tax preparation fees — $13,947. A guest accompanied Mr. Smith when the Company’s corporate aircraft was used for attendance at a corporate function at no incremental cost.

2015 GRANTS OF PLAN-BASED AWARDS
In this table, we provide information concerning each grant of an award made to an NEO in the most recently completed year. This includes the awards under the Company’s IC Plan, as well as PSP awards, RSUs and SSARs under the 2006 LTI Plan, each of which is discussed in greater detail under the caption “Compensation Discussion and Analysis.” The “Threshold,” “Target” and “Maximum” columns reflect the range of estimated payouts under the IC Plan and the range of number of shares to be awarded under the PSP. In the fourth-to-last column, we report the number of shares of common stock underlying RSUs granted in the year. In the third- and second-to-last columns, we report the number of shares of common stock underlying SSARs granted in the year and corresponding per share exercise price. In all cases, the exercise price was equal to the closing market price of the Company’s common stock on the date of grant. In the last column, we report the aggregate ASC 718 grant date fair value of all RSU and SSAR awards made in 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Under- lying SSARs Compen- sation (#)	Exercise Price of SSAR Awards ($/sh)	Grant Date Fair Value of RSU and SSAR Awards ($)
Name	Award Type	Grant Date	Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (# of shares)	Target (# of shares)	Maxi- mum (# of shares)
Andrew H. Beck	IC Plan	1/21/15	265,000	530,000	1,060,000
	PSA	1/21/15				5,333	16,000	32,000
	MGIP	7/22/15					3,000
	RSU Awards	1/21/15							5,300			232,564
	SSAR Awards	1/21/15								17,800	43.88	131,898
Gary L. Collar	IC Plan	1/21/15	216,000	432,000	864,000
	PSA	1/21/15				4,267	12,800	25,600
	MGIP	7/22/15					3,000
	RSU Awards	1/21/15							4,300			188,684
	SSAR Awards	1/21/15								14,200	43.88	105,222
Martin H. Richenhagen	IC Plan	1/21/15	941,903	1,883,805	3,767,610
	PSA	1/21/15				30,167	90,500	181,000
	MGIP	7/22/15					6,000
	RSU Awards	1/21/15							30,000			1,316,400
	SSAR Awards	1/21/15								100,500	43.88	744,705
Rob Smith	IC Plan	1/21/15	261,133	522,266	1,044,532
	PSA	1/21/15				4,267	12,800	25,600
	MGIP	7/22/15					3,000
	RSU Awards	1/21/15							4,300			188,684
	SSAR Awards	1/21/15								14,200	43.88	105,222
Hans-Bernd Veltmaat	IC Plan	1/21/15	258,750	517,500	1,035,000
	PSA	1/21/15				4,267	12,800	25,600
	MGIP	7/22/15					3,000
	RSU Awards	1/21/15							4,300			188,684
	SSAR Awards	1/21/15								14,200	43.88	105,222

(1)
Amounts included in the table above represent the potential payout levels related to corporate and personal objectives for the fiscal year 2015 under the Company’s IC Plan. The payment for these awards already have been determined and were paid on February 29, 2016 to the NEOs. Refer to Note 3 of the 2015 Summary Compensation Table.

(2)
The amounts shown represent the number of shares the executive would receive if the “Threshold,” “Target” and “Maximum” levels of performance are reached. The grant made related to the six-month cycle under the MGIP only had one “target” level of performance goal.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2015
The following table provides information concerning unexercised SSARs and stock (including RSUs) that has not been earned or vested for each NEO outstanding as of the end of the Company’s most recently completed year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.
For SSAR awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested (or have not been earned) and the aggregate market value of shares of stock that have not vested (or have not been earned).

	SSAR Awards					Stock Awards
Name	Number of Securities Underlying Unexercised SSARs Exercisable (#)	Number of Securities Underlying Unexercised SSARs Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned SSARs (#)	SSAR Exercise Price ($)	SSAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units or Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Value Realized on Vesting(5) ($)
Andrew H. Beck	12,500	—	—	33.65	1/20/2017	—	—	—	—
	7,300	—	—	52.29	1/26/2018	—	—	—	—
	10,650	3,550	—	52.94	1/25/2019	—	—	—	—
	7,450	7,450	—	51.84	1/23/2020	—	—	—	—
	3,675	11,025	—	55.23	1/22/2021	—	—	16,100	727,720
	—	17,800	—	43.88	1/21/2022	5,300	240,567	16,000	726,240
Gary L. Collar	8,000	—	—	33.65	1/20/2017	—	—	—	—
	6,300	—	—	52.29	1/26/2018	—	—	—	—
	8,700	2,900	—	52.94	1/25/2019	—	—	—	—
	5,900	5,900	—	51.84	1/23/2020	—	—	—	—
	2,850	8,550	—	55.23	1/22/2021	—	—	12,400	560,480
	—	14,200	—	43.88	1/21/2022	4,300	195,177	12,800	580,992
Martin H. Richenhagen	55,500	—	—	33.65	1/20/2017	—	—	—	—
	42,500	—	—	52.29	1/26/2018	—	—	—	—
	51,000	17,000	—	52.94	1/25/2019	—	—	—	—
	39,250	39,250	—	51.84	1/23/2020	—	—	—	—
	19,750	59,250	—	55.23	1/22/2021	—	—	86,500	3,909,800
	—	100,500	—	43.88	1/21/2022	30,000	1,361,700	90,500	4,107,795
Rob Smith	10,520	10,519	—	63.64	10/23/2020	—	—	—	—
	2,850	8,550	—	55.23	1/22/2021	—	—	12,400	560,480
	—	14,200	—	43.88	1/21/2022	4,300	195,177	12,800	580,992
Hans-Bernd Veltmaat	1,375	—	—	33.65	1/20/2017	—	—	—	—
	3,500	—	—	52.29	1/26/2018	—	—	—	—
	8,700	2,900	—	52.94	1/25/2019	—	—	—	—
	5,900	5,900	—	51.84	1/23/2020	—	—	—	—
	2,850	8,550	—	55.23	1/22/2021	—	—	12,400	560,480
	—	14,200	—	43.88	1/21/2022	4,300	195,177	12,800	580,992

(1)
SSAR awards vest ratably, or 25% annually, over four years beginning from the date of grant, which was January 25, 2012 for the 2012 grants, January 23, 2013 for the 2013 grants, January 22, 2014 for the 2014 grants and January 21, 2015 for the 2015 grants.

(2)	RSU awards vest in equal installments over three years beginning from the date of grant, which was January 21, 2015.

(3)	The market value of RSU awards that have not vested is based on the closing price of the Company’s common stock on December 31, 2015, which was $45.39.

(4)
The amounts shown represent the number of shares awarded under the PSP in January 2014 and January 2015, respectively. The actual amounts that will be earned under the PSP are dependent upon the achievement of pre-established performance goals during the respective performance cycles.

(5)	Based on the closing price of the Company’s common stock on December 31, 2015 and December 31, 2014, which was $45.39 and $45.20, respectively.
SSAR EXERCISES AND STOCK VESTED IN 2015
The following table provides information concerning exercises of SSARs and similar instruments, and vesting of stock awards including restricted stock and similar instruments, during the most recently completed year for each of the NEOs. The table reports the number of securities for which the SSARs were exercised; the aggregate dollar value realized upon exercise of SSARs; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting.

	SSAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)
Andrew H. Beck	3,809	402,720	—	—
Gary L. Collar	—	—	—	—
Martin H. Richenhagen	—	—	—	—
Rob Smith	—	—	—	—
Hans-Bernd Veltmaat	—	—	—	—

(1)
The dollar amount realized upon exercise is computed by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the SSARs. Shares withheld for income tax purposes related to SSARs exercised were as follows: Mr. Beck — 3,511 shares.

PENSION BENEFITS
The “2015 Pension Benefits Table” provides further details regarding the executive officers’ defined benefit retirement plan benefits. Because the pension amounts shown in the “2015 Summary Compensation Table” and the “2015 Pension Benefits Table” are projections of future retirement benefits, numerous assumptions must be applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with ASC Topic 715, “Compensation – Retirement Benefits,” on the measurement date, although the SEC specifies certain exceptions, as noted in the table below.

Executive Nonqualified Pension Plan
The ENPP provides the Company’s U.S.-based executives with retirement income for a period of 15 years based on a percentage of their final average compensation, including base salary and annual incentive bonus, reduced by the executive’s social security benefits and savings plan benefits attributable to employer matching contributions. In 2015, The ENPP was amended such that executives who remain with AGCO until age 65 will have their benefits continue as a lifetime annuity after the 15-year certain period ends (i.e. at age 80). The 15-year period was originally intended to emulate a lifetime annuity (or an equivalent value if a joint and survivor annuity was selected by the participant). An executive must remain with the Company until age 65 with at least ten years of service (five years of which must include participation in the ENPP) to vest in this benefit that begins at age 80.
The key provisions of the ENPP are as follows:
Monthly Benefit.    Senior executives with a vested benefit will be eligible to receive the following retirement benefits each month for 15 years beginning on their normal retirement date (age 65): 3% of final average monthly compensation times years of service up to 20 years, reduced by each of (i) the senior executive’s U.S. social security benefit or similar government retirement program to which the senior executive is eligible, (ii) the benefits payable from the AGCO Savings Plan (payable as a life annuity) attributable to the Company’s matching contributions and earnings thereon (at the maximum level), and (iii) the benefits payable from any retirement plan sponsored by the Company in any foreign country attributable to the Company’s contributions.
Final Average Monthly Compensation.    The final average monthly compensation is the average of the three years of base salary and annual incentive payments under the IC Plan paid to the executive during the three years in which such sum was the highest from among the ten years prior to his or her death, termination or retirement.
Vesting.    Participants become vested after meeting all three of the following requirements: (i) turn age 50; (ii) completing ten years of service with the Company; and (iii) achieving five years of participation in the ENPP. An executive must remain with the Company until age 65 with at least ten years of service (five years must include tenure as an executive officer) to vest in the life annuity portion of this benefit that begins at age 80. Alternatively, all participants will become vested in the plan in the event of a change of control.
Early Retirement Benefits.    Participants may not receive retirement benefits prior to normal retirement age.

Swiss Life Collective “BVG” Foundation
The Swiss Life Collective “BVG” Foundation (“BVG”) operates a pension fund in Switzerland, for which Mr. Smith is a participant. The BVG ensures the plan meets at least the mandated requirements for minimum pension benefits. This plan is a cash balance formula, with contributions made both by the Company and Mr. Smith. Mr. Smith’s total account balance represents contributions and interest made by the Company, as well as from his prior employers. The amounts shown in the tables throughout this proxy reflect the portion of account balance attributable to contributions made while employed by the Company.
The key provisions of the BVG plan are as follows:
Retirement benefit.    Upon retirement, participants will receive the value of their cash balance account. They may elect to receive their benefit as a lump sum or as an annuity. The cash balance account grows each year with pay credits (payable by the employee and the employer) and interest.

Pay credits.    Each year, a participant’s cash balance account is credited with the following percentage of pensionable pay (varies by age):

Age	Credit as a percentage of pay (paid by the Company)	Credit (standard level) as a percentage of pay (paid by employee)
25 - 34	5.5.%	2.5%
35 - 44	7.5%	3.5%
45 - 54	11.5%	4.5%
55 - 65	13.5%	5.5%
Pensionable pay.    Payable at the annual rate of base pay.
Normal Retirement Age.    Age 65 for males; age 64 for females (as in accordance with Swiss law).
Early Retirement Benefits.    Participants may elect to retire from the age of 58. Annuity benefits are converted using reduced actuarial equivalence conversion factors.
Swiss Life Additional Capital Plan
Effective January 1, 2012, the BVG also operates an enhanced pension fund for executives in Switzerland, for which Mr. Smith is a participant. This plan is a cash balance formula, with contributions made only by the Company, and contributions are made retroactive to date of hire.
The key provisions of the additional capital plan are as follows:
Retirement benefit.    Upon retirement, participants will receive benefits equal to that of their cash balance account. The cash balance account grows each year with pay credits (payable by the employee and the employer) and interest.
Pay credits.    Each year, a participant’s cash balance account is credited with the following percentage of pensionable pay (varies by age):

Age	Credit as a percentage of pay (paid by the Company)	Credit as a percentage of pay (paid by employee)
35 - 44	11.0%	0.0%
45 - 54	16.0%	0.0%
55 - 65	19.0%	0.0%
Pensionable pay.    Bonus pay only.
Normal Retirement Age.    Age 65 for males; age 64 for females (as in accordance with Swiss law).
Early Retirement Benefits.    Participants may elect to retire from the age of 58.
Vesting.    100% vested (i.e., should Mr. Smith leave the Company he will receive the amount accumulated in the capital plan at that time).

2015 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Year ($)
Andrew H. Beck	AGCO executive nonqualified Pension Plan	20.00	4,747,774	—
Gary L. Collar	AGCO executive nonqualified Pension Plan	13.67	3,777,569	—
Martin H. Richenhagen	AGCO executive nonqualified Pension Plan	11.75	15,463,265	—
Rob Smith	Swiss Life Collective “BVG” Foundation	2.25	332,546	—
Hans-Bernd Veltmaat	AGCO executive nonqualified Pension Plan	7.50	2,523,666	—

(1)
Based on plan provisions in effect as of December 31, 2015. The executive officers participate in pension plans that will provide a monthly annuity benefit upon retirement. The values shown in this column are the estimated lump sum value today of the monthly benefits they will receive in the future (based on their current salary and service, as well as the assumptions and methods prescribed by the SEC). These values are not the monthly or annual benefits that they would receive.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
Each NEO’s employment agreement with the Company includes provisions for post-employment compensation related to certain employment termination events. Pursuant to the 2006 LTI Plan, all outstanding equity awards become fully vested and exercisable upon a change of control. The 2006 LTI Plan does not provide for accelerated vesting of equity under other employment termination events. The table below and its accompanying footnotes provides specific detail on the post-employment compensation each NEO is entitled to in the event of certain employment termination events assuming termination on the last day of the prior year (December 31, 2015).

Executive / Termination Scenario(1)	Severance	Bonus	Accelerated Vesting of Equity	Benefits	Retirement Benefits		Death Benefit	Disability Benefit	280G Tax Gross-Up	Estimated Total
Andrew H. Beck
Change in Control(2)(3)(4)(5)	$2,109,122	$584,060	$3,086,164	$65,950	$4,240,060	(10)	$—	$—	$—	$10,085,356
Voluntary Termination Without Good Reason	—	—	—	—	614,904	(10)	—	—	—	614,904
Retirement(6)	—	—	—	—	—		—	—	—	—
Death(7)	132,500	584,060	—	3,712	614,904	(10)	3,180,000	—	—	4,515,176
Disability(8)	—	584,060	—	—	614,904	(10)	—	702,564	—	1,901,528
Involuntary With Cause	—	—	—	—	614,904	(10)	—	—	—	614,904
Involuntary Without Cause or Good Reason Resignation(9)	1,060,000	584,060	—	65,950	614,904	(10)	—	—	—	2,324,914
Gary L. Collar
Change in Control(2)(3)(4)(5)	$1,789,240	$238,032	$2,536,048	$86,636	$3,668,012	(11)	$—	$—	$—	$8,317,968
Voluntary Termination Without Good Reason	—	—	—	—	354,291	(11)	—	—	—	354,291
Retirement(6)	—	—	—	—	—		—	—	—	—
Death(7)	120,000	238,032	—	3,971	354,291	(11)	2,880,000	—	—	3,596,294
Disability(8)	—	238,032	—	—	354,291	(11)	—	641,388	—	1,233,711
Involuntary With Cause	—	—	—	—	354,291	(11)	—	—	—	354,291
Involuntary Without Cause or Good Reason Resignation(9)	480,000	238,032	—	43,318	354,291	(11)	—	—	—	1,115,641
Martin H. Richenhagen
Change in Control(2)(3)(4)(5)	$9,679,260	$2,075,953	$15,153,150	$229,013	$15,627,191	(12)	$—	$—	$—	$42,764,567
Voluntary Termination Without Good Reason	—	—	—	—	1,194,360	(12)	—	—	—	1,194,360
Retirement(6)	—	—	—	—	—		—	—	—	—
Death(7)	336,394	2,075,953	—	11,631	1,194,360	(12)	8,073,450	—	—	11,691,788
Disability(8)	—	2,075,953	—	11,631	1,194,360	(12)	—	3,955,116	—	7,237,060
Involuntary With Cause	—	—	—	—	1,194,360	(12)	—	—	—	1,194,360
Involuntary Without Cause, Good Reason, Resignation or Company’s Non-Renewal of Employment Agreement(9)	6,452,840	2,075,953	—	206,413	1,194,360	(12)	—	—	—	9,929,566
Rob Smith
Change in Control(2)(3)(4)(5)	$1,907,684	$800,242	$2,226,034	$15,122	$290,605	(13)	$—	$—	$—	$5,239,687
Voluntary Termination Without Good Reason	—	—	—	—	290,605	(13)	—	—	—	290,605
Retirement(6)	—	—	—	—	—		—	—	—	—
Death(7)	145,074	800,242	—	1,890	1,278,821	(13)	—	—	—	2,226,027
Disability(8)	—	800,242	—	—	321,971	(13)	—	—	—	1,122,213
Involuntary With Cause	—	—	—	—	290,605	(13)	—	—	—	290,605
Involuntary Without Cause, Good Reason, Resignation	580,295	800,242	—	7,561	290,605	(13)	—	—	—	1,678,703
Hans-Bernd Veltmaat
Change in Control(2)(3)(4)(5)	$2,195,872	$570,285	$2,422,573	$118,050	$2,491,661		$—	$—	$—	$7,798,441
Voluntary Termination Without Good Reason	—	—	—	—	—		—	—	—	—
Retirement(6)	—	—	—	—	—		—	—	—	—
Death(7)	143,750	570,285	—	5,248	—		3,450,000	—	—	4,169,283
Disability(8)	—	570,285	—	—	—		—	799,584	—	1,369,869
Involuntary With Cause	—	—	—	—	—		—	—	—	—
Involuntary Without Cause or Good Reason Resignation(9)	575,000	570,285	—	59,025	—		—	—	—	1,204,310

(1)	All termination scenarios assume termination occurs on December 31, 2015, at a stock price of $45.39, the closing price of the Company’s common stock as of that date.

(2)	Upon termination within two years following a change of control, the following provisions apply to each of the NEOs:

•
Mr. Richenhagen receives a lump sum payment equal to (i) three times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to three times the three-year average of Mr. Richenhagen’s awards received during the prior two completed years and the current year’s trend. He continues to receive life insurance benefits during a three-year period, disability benefits during a two-year period and the Company pays 18 months of COBRA premiums to continue his group health coverage.

•
Messrs. Beck, Collar, Smith and Veltmaat receive a lump sum payment equal to (i) two times base salary in effect at the time of termination, (ii) a pro-rata portion of bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three-year average of the NEO’s awards received during the prior two completed years and the current year’s trend. Each of the NEOs continues to receive life insurance, disability and healthcare benefits during a two-year period.

•
Messrs. Beck, Collar, Richenhagen and Veltmaat will receive their ENPP retirement benefit payable as a lump sum. This lump sum is calculated in a similar fashion as values disclosed in the Pension Benefits Table, except it is determined based on the plan’s actuarial equivalence definition rather than the SEC prescribed assumptions. There is no enhancement that would be added to their pension benefit in the event of a change in control.

(3)
All outstanding equity awards held by the NEOs at the time of a change of control become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the greater of target performance or the level dictated by the trend of the Company’s performance to date, so that all compensation is immediately vested and payable.

(4)
In the case of a change of control, the retirement benefits are payable as a lump sum six months after termination of employment or, if such termination occurs more than twenty-four months after the change in control, in accordance with the terms of the ENPP. The difference between the “Retirement Benefits” values shown in the table above from the ENPP and the value shown in the “2015 Pension Benefits Table” is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change of control are different from the assumptions used in the actuarial valuation. There is no enhancement to the benefit amount under a change of control other than immediate vesting of the benefit.

(5)
The change-in-control calculation has factored into it a value for the executive’s covenant not to compete. The “excise tax gross-up” for taxes due on any payments to the executive in the event of a change of control is not expected to apply to Mr. Smith because he is not subject to U.S. taxes.

(6)	None of the NEOs are eligible for retirement benefits as of December 31, 2015. Messrs. Beck, Collar and Richenhagen are vested in their ENPP benefit.

(7)	Upon death, the following provisions apply to each of the NEOs:

•
The estate receives the executive’s base salary in effect at the time of death for a period of three months. The estate is also entitled to all sums payable to the executive through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death. For Mr. Richenhagen, the Company pays 18 months of COBRA premiums to continue group health coverage.

(8)	Upon disability, the following provisions apply to each of the NEOs:

•
Each of the NEOs receives all sums otherwise payable to them by the Company through the date of disability, including the pro-rata portion of the bonus earned. The “Disability Benefit” amount represents the annual value of the insurance proceeds payable to the executive on a monthly basis upon disability. For Mr. Richenhagen, the Company pays 18 months of COBRA premiums to continue group health coverage.

(9)
Unless such termination occurs within two years following a change of control, if employment is terminated without cause or if the executive voluntarily resigns with good reason, the following provisions apply to each of the NEOs:

•
For Mr. Richenhagen, he receives his base salary for a two-year severance period, which is paid at the same intervals as if he had remained employed by the Company. Mr. Richenhagen also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company, and a bonus equal to two times the average of the prior two completed years and the current year’s trend. He continues to receive life insurance and disability benefits during the two-year severance period, and the Company pays 18 months of COBRA premiums to continue his group health coverage.

•
For Mr. Beck, he receives his base salary in effect at the time of termination for a two-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance, disability and healthcare benefits during the two-year severance period.

•
For Messrs. Collar, Smith and Veltmaat, each of the NEOs receive their base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if they had remained employed with the Company. Each NEO also receives a pro-rata portion of their bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. Each NEO continues to receive life insurance, disability and healthcare benefits during the one-year severance period.

(10)
Mr. Beck is currently vested in his ENPP retirement benefit. In the event of Mr. Beck’s termination due to a change of control, he will receive a $4,240,060 lump sum payment. In the event of his termination due to any other cause, he will receive a $614,904 annual annuity for 15 years beginning at age 65. The present value of this annuity (plus the value of the life annuity beginning at age 80 if he were to remain employed by the Company until age 65) equals the benefit disclosed in the Pension Benefits Table, based on the assumptions and methods defined by the SEC. In other words, there is no enhancement that would be added to his pension benefit if he had been terminated on December 31, 2015.

(11)
Mr. Collar is currently vested in his ENPP retirement benefit. In the event of Mr. Collar’s termination due to a change of control, he will receive a $3,668,012 lump sum payment. In the event of his termination due to any other cause, he will receive a $354,291 annual annuity for 15 years beginning at age 65. The present value of this annuity (plus the value of the life annuity beginning at age 80 if he were to remain employed by the Company until age 65) equals the benefit disclosed in the Pension Benefits Table, based on the assumptions and methods defined by the SEC. In other words, there is no enhancement that would be added to his pension benefit if he had been terminated on December 31, 2015.

(12)
Mr. Richenhagen is currently vested in his ENPP retirement benefit. In the event of Mr. Richenhagen’s termination due to a change of control, he will receive a $15,627,191 lump sum payment. In the event of Mr. Richenhagen’s termination due to any other cause, he will receive a $1,194,360 annual annuity for 15 years beginning at age 65. The present value of this annuity (plus the value of the life annuity beginning at age 80 if he were to remain employed by the Company until age 65) equals the benefit disclosed in the Pension Benefits Table, based on the assumptions and methods defined by the SEC. In other words, there is no enhancement that would be added to his pension benefit if he had been terminated on December 31, 2015.

(13)
In the event of Mr. Smith’s termination due to a change of control, he will receive a $290,605 lump sum payment from his retirement plan.  In the event of his termination due to death, he will receive a $1,278,821 lump sum payment.  In the event of his termination due to disability, he will receive a $321,971 annual annuity until age 65.  In the event of his termination due to any other cause, he will receive a lump sum payment of $290,605, which corresponds to his vested benefits as per December 31, 2015.

Mr. Richenhagen’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-recruitment of employees covenant. If Mr. Richenhagen breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Richenhagen.

THE FOLLOWING REPORTS OF THE COMPENSATION COMMITTEE AND THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE IN ANY PREVIOUS OR FUTURE DOCUMENTS FILED BY THE COMPANY WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY EXPRESSLY INCORPORATES SAID REPORTS BY REFERENCE IN ANY SUCH DOCUMENT.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.
The Company has engaged Towers Watson to advise management and the Committee with respect to the Company’s compensation programs and to perform various related studies and projects. The aggregate fees billed by Towers Watson for consulting services rendered to the Committee for 2015 in recommending the amount or form of executive and director compensation were approximately $240,000. The total amount of fees paid by the Company to Towers Watson in 2015 for all other services, excluding Committee services, was approximately $1,350,000. These other services primarily related to actuarial services in respect of the Company’s defined benefit plans, general employee compensation consulting services, benefit plan design services and pension administration services. The Committee recommended and approved the provision of these additional services to the Company by Towers Watson.
The foregoing report is submitted by the Compensation Committee of the Board.
Gerald L. Shaheen, Chairman
Roy V. Armes
Luiz F. Furlan
George E. Minnich
AUDIT COMMITTEE REPORT
To the Board of Directors:
The Audit Committee consists of the following members of the Board: Michael C. Arnold, P. George Benson, George E. Minnich (Chairman) and Hendrikus Visser. Each of the members is “independent” as defined by the NYSE and SEC.
Management is responsible for the Company’s internal controls, financial reporting process and compliance with the laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and an audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.
We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2015 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG LLP’s audit of the Company’s internal control over financial reporting as of December 31, 2015.
We have discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (United States).
We have received and reviewed the written disclosures and the letter from KPMG LLP required by NYSE listing standards and the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent registered public accounting firm’s communications with the audit committee and have discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
We also have considered whether the professional services provided by KPMG LLP, not related to the audit of the consolidated financial statements and internal control over financial reporting referred to above or to the reviews of the interim consolidated financial statements included in the Company’s Forms 10-Q for the quarters ended March 31, 2015, June 30, 2015, and September 30, 2015, is compatible with maintaining KPMG LLP’s independence.

Based on the reviews and discussions referred to above, we recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.
The foregoing report has been furnished by the Audit Committee of the Board.
George E. Minnich, Chairman
Michael C. Arnold
P. George Benson
Hendrikus Visser

Audit Fees
The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements for 2015 and 2014, the audit of the Company’s internal control over financial reporting for 2015 and 2014, subsidiary statutory audits and the reviews of the financial statements included in the Company’s SEC filings on Form 10-K, Form 10-Q and Form 8-K during such years were approximately $6,328,000 and $6,501,000, respectively.

Audit-Related Fees
The aggregate fees billed by KPMG LLP for professional services rendered for 2015 and 2014 for audit-related fees were approximately $55,000 and $90,000, respectively. The amounts for 2015 and 2014 primarily represent fees for audits of employee benefit plans and required auditor certifications for various matters required in certain foreign jurisdictions.

Tax Fees
The aggregate fees billed by KPMG LLP for 2015 and 2014 for professional services rendered for tax services primarily related to tax consultations were approximately $8,000 and $9,000, respectively.

Financial and Operational Information Systems Design and Implementation Fees
KPMG LLP did not provide any information technology services related to financial and operational information systems design and implementation to the Company or its subsidiaries for 2015 or 2014.

All Other Fees of KPMG LLP
The aggregate of all other fees billed by KPMG LLP for 2015 and 2014 was $633,000 and $1,133,000, respectively, all of which relate to advisory services in connection with the Company’s global procurement reorganization that were rendered by a firm that KPMG LLP acquired in 2012, subsequent to its acquisition.
A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.

All of KPMG’s services and fees for services, whether audit or non-audit, are preapproved by the Audit Committee.  In some instances services and fees initially are preapproved by the Chairman of the Audit Committee and then re-approved subsequently by the Audit Committee. All services performed by KPMG LLP for 2015 were approved by the Chairman of the Audit Committee or the Audit Committee. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2016, subject to stockholder ratification. KPMG LLP has served as the Company’s independent registered public accounting firm since 2002.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Company has a written related party transaction policy pursuant to which a majority of the independent directors of an appropriate committee must approve transactions that exceed $120,000 in amount in which any director, executive officer, significant stockholder or certain other persons has or have a material interest.
During 2015, the Company paid approximately $3.0 million to PPG Industries, Inc. for painting materials used in the Company’s manufacturing processes. Mr. Richenhagen, who is the Company’s Chairman, President and Chief Executive Officer, is currently a member of the board of directors and serves on the audit and technology/environment committees of PPG Industries, Inc. In addition, the Company paid approximately $0.6 million during the three months ended December 31, 2015 to Praxair, Inc. for propane, gas and welding and laser consumables used in the Company’s manufacturing processes.  Mr. Richenhagen, who is the Company’s Chairman, President and Chief Executive Officer, was elected to the board of directors of Praxair, Inc. on October 26, 2015.

Ms. Srinivasan, who is currently a member of the board of directors of the Company, is the Chairman and Chief Executive Officer of TAFE, in which the Company holds a 23.75% interest. Individually and through TAFE and TAFE Motors and Tractors Limited, Ms. Srinivasan is the beneficial owner of 12,159,186 shares of the Company’s common stock. The Company received dividends of approximately $1.7 million from TAFE during 2015. TAFE manufactures and distributes Massey Ferguson branded equipment primarily in India and also supplies tractors and components to AGCO for sale in other markets. During 2015, the Company purchased approximately $129.2 million of tractors and components from TAFE and sold approximately $2.2 million of parts to TAFE.
The Company and TAFE are also parties to the Letter Agreement regarding the current and future accumulation by TAFE of shares of the Company’s common stock and certain governance matters. The Letter Agreement expires on August 29, 2019. Pursuant to the Letter Agreement, TAFE has agreed not to (i) purchase in excess of 12,170,290 shares of the Company’s common stock, subject to certain adjustments; (ii) subject to its rights to make a non-public offer to acquire all or a part of the Company (or propose another transaction that would result in a change of control of the Company), form or act as part of a group with respect to the ownership or voting of the Company’s common stock or to otherwise grant a third-party a proxy or other voting rights with respect to the Company’s common stock owned by TAFE or its affiliates (other than to or at the request of the Company), provided that TAFE and its affiliates are expressly permitted to act as a group, or (iii) publicly announce its intention to commence, or commence, an offer to acquire all or part of the Company’s common stock.
Pursuant to the Letter Agreement, the Company has agreed to: (i) nominate a candidate proposed by TAFE for election to the Company’s Board of Directors at each annual meeting, as long as the collective beneficial ownership by TAFE and its affiliates is 5% or more of the then outstanding common stock of the Company, subject to certain adjustments and restrictions; and (ii) provide customary assistance to TAFE in selling its shares, including filing a registration statement with the SEC, if TAFE determines to dispose of any shares of the Company’s common stock in a public distribution.
The foregoing description of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 4, 2014.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. Such persons are required by the SEC to furnish the Company with copies of all Section 16(a) forms that are filed.
To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the year ended December 31, 2015, all required Section 16(a) filings applicable to its directors, executive officers and greater-than-ten-percent beneficial owners were properly filed.
ANNUAL REPORT TO STOCKHOLDERS
The Company’s 2015 Annual Report to its stockholders and Annual Report on Form 10-K for the year ended December 31, 2015, including financial statements and schedule thereto, but excluding other exhibits, is being furnished with this proxy statement to stockholders of record as of March 18, 2016.
ANNUAL REPORT ON FORM 10-K
The Company will provide without charge a copy of its Annual Report filed on Form 10-K for the year ended December 31, 2015, including the financial statements and schedule thereto, on the written request of the beneficial owner of any shares of its common stock on March 18, 2016. The written request should be directed to: Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
A representative of KPMG LLP, the Company’s independent registered public accounting firm for 2015, is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions from stockholders. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2016, subject to stockholder ratification.

STOCKHOLDERS’ PROPOSALS
Any stockholder of the Company who wishes to present a proposal at the 2017 Annual Meeting of stockholders of the Company, and who wishes to have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary, no later than November 28, 2016; however, if next year’s Annual Meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 2016 Annual Meeting, any stockholder who wishes to have a proposal included in the Company’s proxy statement for that meeting must deliver a copy of the proposal to the Company at a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company’s proxy statement any stockholder’s proposal which does not comply with the advance notice provisions of the Company’s By-Laws or the rules of the SEC for inclusion therein.
Any stockholder of the Company who wishes to present a proposal at the 2017 Annual Meeting of stockholders of the Company, but not have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary no later than February 27, 2017 and otherwise in accordance with the advance notice provisions of the Company’s By-Laws or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must disclose certain information and must have given the Company notice of such proposal in written form meeting the requirements of the Company’s By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders.

Appendix A
AGCO CORPORATION
2006 LONG-TERM INCENTIVE PLAN

Restated and conformed solely for purposes of presentation
in this Proxy Statement to reflect the proposed amendment described in Proposal 2.
As amended through March 2016.

The AGCO Corporation 2006 Long-Term Incentive Plan has been established by AGCO Corporation to (a) attract and retain persons eligible to participate in the Plan; (b) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (c) provide incentive compensation opportunities that are competitive with those of other similar companies; and (d) further identify Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.
ARTICLE I
GENERAL

1.1    Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals (including transferees of Eligible Individuals to the extent the transfer is permitted by the Plan and the applicable Award Agreement), those persons who will be granted one or more Awards under the Plan, and thereby become Participants in the Plan. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant.

1.2    Operation, Administration, and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 6 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Article II of the Plan).

ARTICLE II
DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:
2.1    Award. The term “Award” means any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Restricted Stock, Restricted Stock Units and Performance Share Awards.

2.2    Award Agreement. The term “Award Agreement” is defined in Section 5.2.

2.3    Board. The term “Board” means the Board of Directors of the Company.

2.4    Change in Control. The term “Change in Control” shall mean a change in the ownership of the Company, change in the effective control of the Company or change in ownership of a

1

substantial portion of the Company’s assets, as described in Section 409A of the Code, including each of the following:

(a)    A change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, possess more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company (not including where any one person, or more than one person acting as a group, who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, acquires additional stock).

(b)    A change in the effective control of the Company is presumed (which presumption may be rebutted by the Committee) to occur on the date that: any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company, or a majority of the members of the Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election of such new directors.

(c)    A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total fair market value equal to or more than forty percent (40%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions unless the assets are transferred to (i) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly by the Company, (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding stock of the Company, or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person, or more than one person acting as a group, that owns directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding stock of the Company.

2.5    Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

2.6    Committee. The term “Committee” is defined in Section 8.1.

2.7    Company. The term “Company” means AGCO Corporation, a Delaware corporation.

2.8    Effective Date. The term “Effective Date” means April 21, 2011.

2.9    Eligible Individual. The term “Eligible Individual” means any employee of the Company or a Subsidiary and any board member, consultant or other person providing services to the Company or a Subsidiary. An Award may be granted to an individual, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or the

2

Subsidiaries, provided that such Awards shall not become effective prior to the date the individual first performs such services. However, only employees of the Company or any Subsidiary shall be considered Eligible Individuals with respect to Incentive Stock Options.

2.10    Exchange Act. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.11    Exercise Price. The term “Exercise Price” is defined in Section 3.1.

2.12    Fair Market Value. The term “Fair Market Value” means, for any particular date:

(a)for any period during which the Stock shall be listed for trading on a national securities exchange, the closing price per share of stock on such exchange, or

(b)for any period during which the Stock shall not be listed for trading on a national securities exchange, but when prices for the Stock shall be reported by Nasdaq, the closing bid price as reported by the Nasdaq, or

(c)in the event neither Section 2.12 (a) or (b) above shall be applicable, the market price per share of Stock as determined in good faith by the Committee using a reasonable valuation method based on the facts and circumstances on the valuation date; provided, however, that the use of a value per share of stock previously calculated shall not be reasonable if, as of the date of grant, such valuation fails to reflect information available after the date of valuation that may materially affect the value of the Company or if the valuation per share of stock was calculated on a date more than twelve (12) months prior to the date of grant.

If Fair Market Value is to be determined as of a day when the securities markets are not open, the Fair Market Value on that day shall be the Fair Market Value on the preceding day when the markets were open. The provisions of this Section 2.12 shall be interpreted in accordance with Section 409A of the Code and the regulations issued thereunder and applicable accounting principles.
2.13    Incentive Stock Option. The term “Incentive Stock Option” means an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code.

2.14    Non-Qualified Option. The term “Non-Qualified Option” means an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code.

2.15    Option. The term “Option” means either an Incentive Stock Option or a Non-Qualified Option and the grant of an Option entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee.

2.16    Participant. The term “Participant” means those Eligible Individuals who are granted one or more Awards under the Plan.

2.17    Performance Measures. The term “Performance Measures” means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to an Award granted to a Participant under the Plan. Performance Measures may be described in terms of Company-wide objectives or in terms of objectives that are related to performance of the division, Subsidiary, department or function within the Company or a Subsidiary in which the

3

Participant receiving the Award is employed or on which the Participant’s efforts have the most influence. The achievement of the Performance Measures established by the Committee for any Performance Period will be determined without regard to the effect on such Performance Measures of any acquisition or disposition by the Company of a trade or business, or of substantially all of the assets of a trade or business, during the Performance Period and without regard to any change in, or interpretation of, accounting standards by the Financial Accounting Standards Board (or any successor entity) or any other authority that establishes or interprets accounting principles applicable to the Company or its Subsidiaries. The Performance Measures established by the Committee for any Performance Period under the Plan will consist of one or more of the following:
(1)    revenue and/or growth in revenue in relation to target objectives;
(2)    productivity and/or improvement in productivity;
(3)    improvement in or attainment of expense levels;
(4)    operating income and/or growth in operating income in relation to target objectives;
(5)    margins and/or growth in margins (gross, operating or otherwise) in relation to target objectives;
(6)    net income and/or growth in net income in relation to target objectives;
(7)    earnings per share and/or growth in earnings per share in relation to target objectives;
(8)    total stockholder return (measured as the total of the appreciation of and dividends declared on common stock) in relation to target objectives;
(9)    return on invested capital in relation to target objectives;
(10)    return on stockholder equity in relation to target objectives;
(11)    return on assets in relation to target objectives;
(12)    return on common book equity in relation to target objectives;
(13)    operating cash flow and/or growth in operating cash flow in relation to target objectives;
(14)    cash available in relation to target objectives;
(15)    customer satisfaction and/or improvement in customer satisfaction;
(16)    quality and related metrics; and
(17)    achievement of milestones on special projects.

If the Committee determines that, as a result of a change in the business, operations, corporate

4

structure or capital structure of the Company, or the manner in which the Company conducts its business, or any other events or circumstances, the Performance Measures are no longer suitable, the Committee may in its discretion modify such Performance Measures or the related minimum acceptable level of achievement, in whole or in part, with respect to a period as the Committee deems appropriate and equitable, except where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code, if applicable. In such case, the Committee will not make any modification of the Performance Measures or minimum acceptable level of achievement.

2.18    Performance Period. The term “Performance Period” means, with respect to an Award, a period of not less than one year within which the Performance Measures relating to such Award are to be measured. Notwithstanding the foregoing, up to 250,000 Performance Shares may have Performance Periods that are less than one year. The Performance Period will be established by the Committee at the time the Award is granted.

2.19    Performance Share. The term “Performance Share” means an Award that is a grant of a right to receive shares of Stock that is contingent on the achievement of performance or other objectives during a specified period.

2.20    Plan. The Term “Plan” means the 2006 AGCO Corporation Long-Term Incentive Plan as amended and/or restated from time to time.

2.21    Restricted Stock. The term “Restricted Stock” means an Award that is a grant of shares of Stock with such shares of Stock subject to a risk of forfeiture or other restrictions or conditions that will lapse over a specified period or upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

2.22    Restricted Stock Unit. The term “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article IV-A under which no shares of Stock are actually awarded to the Participant on the date of grant.

2.23    SAR. The term “SAR” means a stock appreciation right and the grant of a SAR entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 3.4), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee.

2.24    Subsidiaries. The term “Subsidiary” means any corporation during any period in which it is a “subsidiary corporation” (as that term is defined in Code Section 424(f)) with respect to the Company.

2.25    Stock. The term “Stock” means shares of common stock of the Company, par value $.01 per share.

2.26    Ten Percent Shareholder. The term “Ten Percent Shareholder” means an individual shareholder of the Company owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or Subsidiary. For purposes of the preceding sentence, the rules of Section 424 of the Code shall apply in determining stock ownership.

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ARTICLE III
OPTIONS AND SARS

3.1    Exercise Price. The “Exercise Price” of each Option and SAR granted under this Article 3 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted; except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (110% of the Fair Market Value on such date in the event of an Incentive Stock Option granted to a Participant who is a Ten Percent Shareholder).

3.2    Exercise. An Option and a SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. Notwithstanding the foregoing, no Incentive Stock Options may be exercisable more than ten (10) years after the date of grant (five (5) years after the date of grant in the event of Incentive Stock Options granted to a Participant who is a Ten Percent Shareholder).

3.3    Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Article 3 shall be subject to the following:

(a)Subject to the following provisions of this Section 3.3, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in Section 3.3(c), payment may be made as soon as practicable after the exercise).

(b)The Exercise Price shall be payable in cash or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

(c)The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any minimum tax withholding resulting from such exercise.

3.4    Settlement of Award. Shares of Stock delivered pursuant to the exercise of an Option or SAR shall be subject to such conditions, restrictions and contingencies as the Committee may establish in the applicable Award Agreement. Settlement of SARs may be made in shares of Stock (valued at their Fair Market Value at the time of exercise), in cash, or in a combination thereof, as determined in the discretion of the Committee. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired pursuant to the exercise of an Option or a SAR as the Committee determines to be desirable.

3.5    Incentive Stock Option Limits. To the extent the aggregate Fair Market Value of Stock with respect to which Incentive Stock Options (whether granted under this Plan or any other plan of the Company or any parent or Subsidiary of the Company) are first exercisable by any Participant during any calendar year exceeds $100,000, such Options, to the extent of the excess, shall be treated as Non- Qualified Options.

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3.6    Repricing Prohibited. The Committee shall not reprice any outstanding option or SAR, directly or indirectly, without the approval of the stockholders of the Company, provided that nothing herein shall prevent the Committee from taking any action provided for in Section 6.2(d).

ARTICLE IV-A
RESTRICTED STOCK UNITS

4.1    Restricted Stock Units. A Restricted Stock Unit shall entitle the Participant to receive, at a specified future date or time, one share of Stock with respect to each Restricted Stock Unit that becomes payable under the terms and conditions of the Award or, in the Committee’s sole discretion at the time thereof, an amount in cash equal to the then Fair Market Value of such share of Stock. At the time of the grant, the Committee must determine the number of Restricted Stock Units subject to an award of Restricted Stock Units and (i) the period over which such Restricted Stock Unit shall vest and become payable and in what proportions or (ii) the Performance Period and the Performance Goals applicable to the determination of the ultimate settlement of the Restricted Stock Unit.

4.2    Settlement. Settlement with respect to Restricted Stock Units may be made by the Company in shares of Stock, or in cash, as provided in the applicable Award Agreement or Award program or, in the absence of such provision, as the Committee may determine in its sole discretion.

4.3    Conditions to Settlement. Each Restricted Stock Unit granted under the Plan shall be settled at the end of the vesting period or Performance Period or upon the occurrence of an event, and in such number of shares or amount, as the Committee shall specify in the applicable Award Agreement or Award program.

ARTICLE IV- B
PERFORMANCE SHARE AWARDS

At the time a Performance Share Award is granted, the Committee may designate whether such Performance Share Award being granted to the Participant is intended to be “performance-based compensation” as that term is used in section 162(m) of the Code. Any such Performance Share Awards designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Measures, over a specified Performance Period. Prior to payment of such Performance Shares, the Committee must certify in writing that the Performance Measures and other material terms of the Award were in fact satisfied.
For Performance Share Awards intended to be “performance-based compensation,” the grant of the Awards and the establishment of the Performance Measures shall be made during the period required under Section 162(m) of the Code.

ARTICLE V
TERMS AND CONDITIONS OF ALL AWARDS

5.1    Awards. The number of shares of Stock as to which an Award may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 6.2(a) as to the total number of shares available for grants under the Plan and subject to the limits on Awards in the following sentence. On such date as required by Section 162(m) of the Code and the regulations thereunder for compensation to be treated as qualified performance-based compensation, the maximum number of shares of Stock with respect to which Options, SARs, Restricted Stock, Restricted Stock Units or Performance Shares may be granted during any calendar year period to any Participant may not exceed

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500,000. If, after grant, an Award is cancelled, the cancelled Award shall continue to be counted against the maximum number of shares for which Awards may be granted to Participant as described in this Section 5.1.

5.2    Award Agreements. Each Award will either be evidenced by an “Award Agreement” in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals that must be achieved as a condition to vesting or payment of the Award, or be made subject to the terms of an Award program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals that must be achieved as a condition to vesting or payment of the Award. Each Award Agreement or Award program is subject to the terms of the Plan and any provisions contained in the Award Agreement or Award program that is inconsistent with the Plan are null and void.

5.3    Grant Date. The date an Award is granted will be the date on which the Committee has approved the terms and conditions of the Award and has determined the recipient of the Award and the number of shares covered by the Award, and has taken all such other actions necessary to complete the grant of the Award.

5.4    Post-termination Obligations. The terms of an Award may provide that the Award will be forfeited and that the Participant will be obligated to turn over to the Company the proceeds of an Award in the event that the Participant violates any post-termination obligations that the Participant has to the Company or any Subsidiary including, without limitation, any obligation not to compete with the Company or any Subsidiary (regardless of whether such obligation is enforceable under applicable law), not to solicit employees, customers or clients of the Company or any Subsidiary, to maintain the confidentiality of information belonging to the Company or any Subsidiary, or not to disparage the Company or any Subsidiary or any of their affiliates.

5.5    Clawback Policy. Each Award will be subject to any “clawback” policy of the Company in effect on the date that the Award is granted and any other “clawback” policy that the Company thereafter is required by law to adopt.

ARTICLE VI
OPERATION AND ADMINISTRATION

6.1    Effective Date. The Plan, as amended and restated, became effective as of the Effective Date subject to approval by the shareholders of the Company. Awards granted prior to the Effective Date shall be governed by the terms of the Plan in effect on the date of grant except as expressly provided otherwise. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that, to the extent required by the Code, no Incentive Stock Option may be granted under the Plan on or after January 1, 2021.

6.2    Shares Subject to Plan. The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a)Subject to the following provisions of this subsection 6.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be 10,000,000 (which shall include shares issued before and after the Effective Date).

(b)For purposes of calculating the total number of shares of Stock available under this Plan for grants of Awards, (i) the grant of an Award of Options, Restricted Stock, Restricted

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Stock Units, SARs or a Performance Share Award shall be deemed to be equal to the maximum number of shares of Stock which may be issued under the Award, (ii) subject to the provisions of this Section 6.2 there shall again be available for Awards under this Plan all of the following: (A) shares of Stock represented by Awards which have been cancelled, forfeited, surrendered or terminated or which expire unexercised and (B) the excess portion of variable Awards, such as SARs, Restricted Stock Units and Performance Share Awards, which become fixed at less than their maximum limitations.

(c)If the Exercise Price of any stock option granted under the Plan or any prior equity incentive plan of the Company is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock for delivery under the Plan.

(d)Subject to Article VII, in the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan and the applicable limits under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable; provided, however that any adjustments to the number of shares subject to an Award and the Exercise Price to be paid therefor, shall be proportionately adjusted to reflect such transaction and only such transaction on a pro rata basis such that the aggregate Exercise Price of such Awards, if any, is not less than the aggregate Exercise Price before such transaction. The foregoing adjustment and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion and to the extent not prohibited under Section 409A of the Code and the regulations thereunder. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an Award.

6.3    General Restrictions. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a)Notwithstanding any other provisions of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b)To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

6.4    Tax Withholding. All Awards under the Plan are subject to withholding or payment of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding,

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may permit such withholding obligations to be satisfied through cash payment by the Participant or through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan.

6.5    Section 409A of the Code. Notwithstanding anything to the contrary contained herein, Awards granted under this Plan are not intended to be treated as deferred compensation within the meaning of Section 409A of the Code. Towards that end, the Plan will be administered and construed by the Committee in a manner to fulfill such intent. Notwithstanding the foregoing, none of the Company, its Subsidiaries or the Committee shall be liable to any Participant if any Award fails to be exempt from, or to be in compliance with, Section 409A of the Code.

6.6    Use of Shares. Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations.

6.7    Dividends and Dividend Equivalents. An Award other than an Option or SAR Award may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

6.8    Payments. Awards may be settled through cash payments, the delivery of shares of Stock, or combination thereof, as the Committee shall determine provided that, in the case of Restricted Stock Awards, Restricted Stock Units and Performance Share Awards, such settlement shall be made within two and a half months after the later of (i) the last day of the Participant’s taxable year during which the Award is no longer subject to a substantial risk of forfeiture or (ii) the last day of the Company’s taxable year during which the Award is no longer subject to a substantial risk of forfeiture. Any Award settlement, including payments thereof or delivery of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

6.9    Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

6.10    Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

6.11    Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except

10

to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

6.12    Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

6.13    Limitation of Implied Rights.

(a)Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b)The Plan does not constitute a contract of employment or service, and selection as a Participant will not give any participating employee or service provider the right to be retained in the employ or service of the Company or any Subsidiary, nor any right to claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights and issuance of Stock to such individual.

6.14    Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

6.15    Governing Law. This Plan and all Awards granted hereunder shall be governed by the laws of the State of Delaware, except to the extent federal law applies.

ARTICLE VII
CHANGE IN CONTROL

Subject to the provisions of Section 6.2(d) (relating to the adjustment of shares), and except as otherwise provided in the Plan or the Award Agreement reflecting the applicable Award, upon the occurrence of a Change in Control: (a) all outstanding Options shall become fully exercisable; (b) all outstanding SARs shall become fully exercisable; and (c) all Restricted Stock, Restricted Stock Units and Performance Shares shall become fully vested.
Notwithstanding any provision of any Award Agreement, in the event of or in anticipation of a Change in Control, the Committee in its discretion may (a) declare that some or all outstanding Options and/or SARs previously granted under the Plan, whether or not then exercisable or vested, shall terminate as of a date before or on the Change in Control without any payment to the holder thereof (other than repayment of the purchase price, if any, paid for such Awards), provided that the Committee gives prior written notice to the Participants of such termination and gives such Participants the right to exercise the outstanding Options or SARs for at least seven (7) days before such date to the extent then exercisable (or to the extent such Options or SARs would have been exercisable as of the Change in Control); (b)

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terminate before or on the Change in Control some or all outstanding Awards previously granted under the Plan, whether or not then exercisable, vested or earned and payable, in consideration of payment to the holder thereof, (i) with respect to each share of Stock for which the Option or SAR is then exercisable (or for which the Option or SAR would have been exercisable as of the Change in Control), of the excess, if any, of the Fair Market Value on such date of the Stock subject to such portion of the Option or SAR over the exercise or base price (provided that outstanding Options or SARs that are not then exercisable and that would not become exercisable on the Change in Control, and Options or SARs with respect to which the Fair Market Value of the Stock subject to the Options or SARs does not exceed the exercise or base price, shall be cancelled without any payment therefor), (ii) with respect to Restricted Stock Awards that are not then nonforfeitable and transferable (but that would have become nonforfeitable and transferable as of the Change in Control) in exchange for the payment equal to the difference between the then Fair Market Value of the shares of Stock subject to the Restricted Stock Award less the unpaid purchase price, if any, for such shares or (iii) with respect to Restricted Stock Units or Performance Shares that are not then vested, earned and payable (but that would have become vested, earned and payable as of the Change in Control) in exchange for a payment equal to the amount which would have been payable under such Restricted Stock Units or Performance Share Awards; (c) terminate before or on the Change in Control some or all outstanding Restricted Stock Units or Performance Share Awards previously granted under the Plan that are not then vested, earned and payable (and that would not have become vested, earned and payable as of the Change in Control) without any payment to the holder thereof or (d) take such other action as the Committee determines to be reasonable under the circumstances to permit the Participant to realize the value of the Award (which value for purposes of Awards that are not then exercisable, vested or payable and that would not become exercisable, vested or payable as of the Change in Control, and Options or SARs with respect to which the Fair Market Value of the Stock subject to the Options or SARs does not exceed the exercise or base price, shall be deemed to be zero). The payments described above may be made in any manner the Committee determines, including in cash, stock or other property (whether or not part of the consideration of the Change in Control). The Committee may take the actions described above with respect to Awards that are not then exercisable whether or not the Participant will receive any payment therefor. The Committee in its discretion may take any of the actions described in this Article VII contingent on consummation of the Change in Control and with respect to some or all outstanding Awards, whether or not then exercisable, vested or payable or on an Award-by-Award basis, which actions need not be uniform with respect to all outstanding Awards. However, the Awards shall not be terminated to the extent that written provision is made for their continuance, assumption or substitution by the Company or a successor employer or its parent or subsidiary in connection with the Change in Control.

ARTICLE VIII
COMMITTEE

8.1    Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Article 8. So long as the Board has a Compensation Committee, the Compensation Committee shall constitute the committee unless expressly determined otherwise by the Board. In the event that the Board does not have a Compensation Committee or the Board expressly determines that the Compensation Committee shall not be the Committee, the members of the Committee shall be selected by the Board and the Committee shall be comprised of two or more members of the Board who satisfy the independence requirements of Section 162(m) of the Code as well as any other applicable stock exchange or Exchange Act independence requirements. If the Committee does not exist, or for any other reason determined by the Board, the members of the Board deemed to meet such independence standards by the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

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8.2    Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:

(a)Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Article IX) to cancel or suspend Awards.

(b)The Committee may, without amending the Plan, provide for different terms and conditions for the Awards granted to Participants who are foreign nationals or employed outside the United States in order to accommodate differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters, and may make such awards pursuant to sub-plans and other appropriate means.

(c)The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d)Any interpretations of the Plan by the Committee and any decisions made by it under the Plan are final and binding on all persons.

(e)In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of the Company and applicable state corporate law.

8.3    Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

8.4    Information to be Furnished to Committee. The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an employee’s or Participant’s employment, service, termination of employment or service, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined by the Committee to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

ARTICLE IX
AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), materially adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; provided that adjustments pursuant to Section 6.2(d) and amendments to allow the

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Plan and the Awards issued thereunder to comply with the provisions of Section 409A of the Code and the regulations and other applicable law thereunder or to be exempt from Section 409A of the Code shall not be subject to the foregoing limitations of this Article IX.
Notwithstanding the foregoing, no amendment that (i) materially increases the benefits accruing to participants under the Plan, or (ii) materially expands the definition of Eligible Employee shall be effective until such amendment has been approved by stockholders of the Company.

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AGCO
Your Agriculture Company

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES AND "FOR" THE FOLLOWING PROPOSALS:

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Roy V. Armes	☐	☐	☐	02 - Michael C. Arnold	☐	☐	☐	03 - P. George Benson	☐	☐	☐
04 - Wolfgang Deml	☐	☐	☐	05 - Luiz F. Furlan	☐	☐	☐	06 - George E. Minnich	☐	☐	☐
07 - Martin H. Richenhagen	☐	☐	☐	08 -Gerald L. Shaheen	☐	☐	☐	09 - Mallika Srinivasan	☐	☐	☐
10 - Hendrikus Visser	☐	☐	☐								

	For	Against	Abstain		For	Against	Abstain
2. TO APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR QUALIFIED PERFORMANCE-BASED COMPENSATION UNDER THE AGCO LONG-TERM INCENTIVE PLAN PURSUANT TO SECTION 162(m) OF THE INTERNAL REVENUE CODE.	☐	☐	☐	3. NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.	☐	☐	☐
4. RATIFICATION OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.	☐	☐	☐	5. In their discretion, the proxies are authorized to vote as described in the proxy statement and, using their best judgment, upon such other business as may properly come before the meeting.			

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign above exactly as name appears on Stock Certificate. If stock is held in the name of two or more persons, all must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T

1 U P X 2 7 3 5 1 6 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02ALDB

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

AGCO
Your Agriculture Company

Proxy — AGCO CORPORATION

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
For Annual Meeting of Stockholders, April 28, 2016

The undersigned hereby appoints Andrew H. Beck, Roger N. Batkin, Martin H. Richenhagen, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of common stock of AGCO Corporation held of record by the undersigned on March 18, 2016 at the Annual Meeting of Stockholders of AGCO Corporation to be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, at 9:00 a.m., Eastern Time, on Thursday, April 28, 2016, and any adjournments thereof.

This Proxy Card when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted (i) "FOR" all of the ten director nominees; (ii) "FOR" the approval of the material terms of the performance goals for qualified performance-based compensation under the AGCO Long-Term Incentive Plan pursuant to Section 162(m) of the Internal Revenue Code; (iii) "FOR" the non-binding advisory resolution to approve the compensation of the Company's Named Executive Officers; (iv) "FOR" the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2016; and (v) the proxies will vote in their best judgment with respect to any other business brought before the Annual Meeting.

C Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.